As filed with the Securities and Exchange Commission on October  16, 1996
                                                               File No. 333-2093

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                    FORM S-1

                      Pre-Effective Amendment No. 1 to the
                          Registration Statement Under
                           the Securities Act of 1933

                      VALLEY FORGE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

         Pennsylvania                              6312                              23-6200031
         ------------                             ------                             ----------
(State or other jurisdiction            (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)        Classification Code Number)        Identification No.)


                              CNA Plaza, 43 South
                            Chicago, Illinois  60685
                                (312) 822-4921
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


Corporate Secretary                                                                       Copy to:
Continental Assurance Company                                                Stephen E. Roth, Esq.
CNA Plaza, 43 South                                                   Sutherland, Asbill & Brennan LLP
Chicago, Illinois  60685                                            1275 Pennsylvania Avenue, N.W.
(312) 822-5158                                                          Washington, DC  20004-2404
(Name, address, including zip code, and telephone number,
including area code, of agent for service)


        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]


           Title of Each               Amount         Proposed Maximum        Proposed Maximum        Amount of
        Class of Securities             to be          Offering Price             Aggregate          Registration
          to be Registered           Registered           Per Unit             Offering Price            Fee
  ---------------------------------------------------------------------------------------------------------------
  Modified Guaranteed Annuity             *                  *                   $50,000,000.00          $15,151.52
  Contracts

* The proposed maximum aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

                      VALLEY FORGE LIFE INSURANCE COMPANY

                                ----------------

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

    FORM S-1 ITEM NO. AND CAPTION                        LOCATION
 1. Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus . . . . .     Outside Front Cover

 2. Inside Front and Outside Back Cover of
    Prospectus . . . . . . . . . . . . . . . . . . .     Summary; Table of Contents

 3. Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges . . . . . . . . . .     Outside Front Cover; Summary; Definitions;
                                                         Description of the Contract

 4. Use of Proceeds . . . . . . . . . . . . . . . . .    Additional Information About Valley Forge Life
                                                         Insurance Company -- Investments

 5. Determination of Offering Price . . . . . . . . .    Not Applicable


 6. Dilution . . . . . . . . . . . . . . . . . . . .     Not Applicable

 7. Selling Security Holders . . . . . . . . . . . .     Not Applicable

 8. Plan of Distribution . . . . . . . . . . . . . .     Other Information -- Distribution of the Contracts


 9. Description of Securities to be Registered . . .     Summary; Description of the Contract; Contract
                                                         Charges and Fees; Selecting an Annuity Payment
                                                         Option; Other Information

 10. Interest of Named Experts and Counsel . . . . .     Other Information -- Legal Matters; Other
                                                         Information -- Experts

 11. Information with Respect to the Registrant . . .    The Company and the Accounts; Federal Tax
                                                         Considerations; Additional Information About Valley
                                                         Forge Life Insurance Company; Other Information --
                                                         Legal Proceedings
 12. Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities .    Part II, Item 14


                                   PROSPECTUS

          SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT
                                   issued by
                      VALLEY FORGE LIFE INSURANCE COMPANY

This prospectus describes individual and group single premium deferred modified guaranteed annuity contracts and individual certificates issued thereunder (referred to as the "Contract") issued by Valley Forge Life Insurance Company (the "Company"). The Contract may be sold to or used in connection with retirement plans, including plans that qualify for special federal income tax treatment under the Internal Revenue Code.

The Owner of a Contract may allocate the Net Single Premium and Accumulation Value to one or more Accounts available under the Contract. Accounts include Interest Accounts, which provide Account Values based on the crediting of specified Guaranteed Interest Rates; and may include Indexed Accounts, which provide Account Values based on the crediting of interest rates that in part reflect certain changes in a market index ("Index") specified in the Contract (currently, The Standard and Poor's 500 Composite Stock Price Index (the "S&P 500"(R))).

Accumulation Value will vary as a function of interest credited to the Accounts. The Company guarantees minimum Account Values for amounts maintained in the Accounts until the expiration of the applicable Guarantee Period. Account Values surrendered, withdrawn, transferred, or applied to an Annuity Payment Option prior to that time are subject to a Market Value Adjustment, the operation of which may result in upward or downward adjustments in values.

This prospectus sets forth the information regarding the Contract and the Accounts that a prospective investor should know before purchasing a Contract.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

AN INVESTMENT IN A CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, NOR IS THE CONTRACT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THE CONTRACT INVOLVES CERTAIN RISKS, INCLUDING THE RISK OF LOSS OF PURCHASE PAYMENTS (PRINCIPAL).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 November __, 1996

                               TABLE OF CONTENTS

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         General Description  . . . . . . . . . . . . . . . . . . . . . . . .
         Purchasing a Contract  . . . . . . . . . . . . . . . . . . . . . . .
         Cancelling the Contract  . . . . . . . . . . . . . . . . . . . . . .
         Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Withdrawals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Diagram of the Contract  . . . . . . . . . . . . . . . . . . . . . .

THE COMPANY AND THE ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . .
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Interest Accounts, Indexed Accounts, and Guarantee Periods Under the
         Contract Market Value Adjustment  . . . . . . . . . . . . . . . . . .

DESCRIPTION OF THE CONTRACT . . . . . . . . . . . . . . . . . . . . . . . . .
         Purchasing a Contract  . . . . . . . . . . . . . . . . . . . . . . .
         Cancelling the Contract  . . . . . . . . . . . . . . . . . . . . . .
         Crediting and Allocating Net Single Premium  . . . . . . . . . . . .
         Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Withdrawals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Death Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Reference Value  . . . . . . . . . . . . . . . . . . . . . . . . . .
         Payments by the Company  . . . . . . . . . . . . . . . . . . . . . .
         Telephone Transfer Privileges  . . . . . . . . . . . . . . . . . . .

CONTRACT CHARGES AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . .
         Surrender Charge (Contingent Deferred Sales Charge)  . . . . . . . .
         Premium Tax Charge . . . . . . . . . . . . . . . . . . . . . . . . .
         Rider Cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

SELECTING AN ANNUITY PAYMENT OPTION . . . . . . . . . . . . . . . . . . . . .
         Annuity Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Annuity Payment Dates  . . . . . . . . . . . . . . . . . . . . . . .
         Election and Changes of Annuity Payment Options  . . . . . . . . . .
         Annuity Payments . . . . . . . . . . . . . . . . . . . . . . . . . .
         Annuity Payment Options  . . . . . . . . . . . . . . . . . . . . . .

ADDITIONAL CONTRACT INFORMATION . . . . . . . . . . . . . . . . . . . . . . .
         Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Changing the Owner or Beneficiary  . . . . . . . . . . . . . . . . .
         Misstatement of Age or Sex . . . . . . . . . . . . . . . . . . . . .
         Change of Contract Terms . . . . . . . . . . . . . . . . . . . . . .
         Reports to Owners  . . . . . . . . . . . . . . . . . . . . . . . . .
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . .

FEDERAL TAX CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . .
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Tax Status of the Contract . . . . . . . . . . . . . . . . . . . . .
         Taxation of Annuities  . . . . . . . . . . . . . . . . . . . . . . .
         Transfers, Assignments or Exchanges of a Contract  . . . . . . . . .
         Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Multiple Contracts . . . . . . . . . . . . . . . . . . . . . . . . .
         Taxation of Qualified Plans  . . . . . . . . . . . . . . . . . . . .
         Other Tax Consequences . . . . . . . . . . . . . . . . . . . . . . .

OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Distribution of the Contracts  . . . . . . . . . . . . . . . . . . .
         Administrative Services  . . . . . . . . . . . . . . . . . . . . . .
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . .
         Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ADDITIONAL INFORMATION ABOUT VALLEY FORGE
LIFE INSURANCE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . .

FINANCIAL STATEMENTS OF VALLEY FORGE LIFE INSURANCE COMPANY . . . . . . . . .

APPENDIX A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX B  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

                                  DEFINITIONS

ACCOUNT:  An Interest Account or an Indexed Account available under the
Contract.

ACCOUNT VALUE: An amount on which the Company credits a specified and guaranteed rate of interest (Interest Account Value), or for which the Company credits interest based on a formula that takes into account certain changes in a market index specified in the Contract (Indexed Account Value).

ACCUMULATION VALUE: Accumulation Value is the total amount invested under the Contract (the sum of Interest Account Values and Indexed Account Values).

ADJUSTED ACCUMULATION VALUE: The Accumulation Value, plus or minus any applicable Market Value Adjustment, less any Premium Tax Charges due and not previously deducted.

AGE: The age of any person on the birthday nearest the date for which Age is determined.

ANNUITANT: The person (or persons) whose life (or lives) determines the Annuity Payments payable under the Contract and whose death determines the death benefit. With regard to joint and survivorship Annuity Payment Options, the maximum number of joint Annuitants is two, and provisions referring to the death of an Annuitant mean the death of the last surviving Annuitant. Provisions relating to an action by the Annuitant mean, in the case of joint Annuitants, both Annuitants acting jointly.

ANNUITY DATE: The date on which the Annuity Value will be applied to purchase an Annuity.

ANNUITY PAYMENT: One of several periodic payments made by the Company to the Payee under an Annuity Payment Option.

ANNUITY PAYMENT DATE: The date each month, quarter, semi-annual period, or year as of which the Company makes Annuity Payments.

ANNUITY PAYMENT OPTION: The form of Annuity Payments selected by the Owner under the Contract.

ANNUITY VALUE: At any time on or before the fifth Contract Anniversary, the Annuity Value equals the Surrender Value. At any time after the fifth Contract Anniversary up to and including the Annuity Date, the Annuity Value equals the greater of the Adjusted Accumulation Value and the Adjusted Reference Value.


AVERAGING PERIOD: A period of time at the end of each Contract Year over which values of the Index are averaged before calculation of any Index increase.


BENEFICIARY: The person(s) to whom the death benefit will be paid on the death of the Owner or Annuitant.

BUSINESS DAY: A day on which the New York Stock Exchange is open for trading and the Company is open for business.

CANCELLATION PERIOD: The ten day period (or longer, if required by state law), during which the Owner may return the Contract for a refund of the Adjusted Accumulation Value (or in certain states, the Single Premium).

THE CODE:  The Internal Revenue Code of 1986, as amended.

THE COMPANY:  Valley Forge Life Insurance Company.

CAP: The maximum percentage per year by which Account Value in an Indexed Account may be increased. The Company will declare the Cap for an Indexed Account at each Reset Date. The Cap will not change during a Guarantee Period.

CONTINGENT ANNUITANT: The person who becomes the Annuitant in the event that the Annuitant dies before the Annuity Date while the Owner is still alive.

CONTINGENT BENEFICIARY: The person(s) to whom a death benefit will be paid if the Beneficiary (or Beneficiaries) is not living.

CONTRACT: The individual contract, or group contract and individual certificate issued thereunder, together with any riders or endorsements and the application.

CONTRACT ANNIVERSARY: The same date in each Contract Year as the Investment Start Date.

CONTRACT YEAR: A twelve-month period beginning on the Investment Start Date or on a Contract Anniversary.

EXCHANGE:  The New York Stock Exchange.

FLOOR: The minimum percentage per year by which Account Value in an Indexed Account may be increased. The Floor will never be less than 0%. The Company will declare the Floor for an Indexed Account at each Reset Date. The Floor will not change during a Guarantee Period.

GUARANTEE PERIOD: A specific number of years for which the Company agrees to credit a specified Guaranteed Interest Rate to an Interest Account, or to apply a specified Index Participation Rate, Cap, Floor and specified Averaging Period to an Indexed Account.

GUARANTEED INTEREST RATE: An effective annual rate of interest that the Company credits to an Interest Account. The applicable Guaranteed Interest Rate will not change during a Guarantee Period.

HOME OFFICE:  The Company's office at 401 Penn Street, Reading, PA 19601.

INDEX: Currently, The Standard and Poor's 500 Composite Stock Price Index (R). In the future, Indexed Accounts that credit interest based on other Indexes may be made available in the Company's sole discretion.

INDEXED ACCOUNT: An account for which the Company credits interest based on a formula that takes into account certain changes in an Index.

INDEXED ACCOUNT VALUE:  Account Value allocated to Indexed Accounts.

INDEX PARTICIPATION RATE: The percentage used to calculate the Index Increase for an Indexed Account. The Index Participation Rate will not change during a Guarantee Period.

INTEREST ACCOUNT: An account to which the Company credits a specified and guaranteed rate of interest.

INTEREST ACCOUNT VALUE:  Account Value allocated to Interest Accounts.

INVESTMENT START DATE: The Investment Start Date is shown in the Contract. It is used to determine Contract Years and Contract Anniversaries.

ISSUE DATE:  The date on which the Company issues the Contract.

MARKET VALUE ADJUSTMENT: A positive or negative adjustment made to any portion of Account Value upon the surrender, withdrawal, transfer, or application to an Annuity Payment Option of such portion of the Account Value.

NET ALLOCATION: The amount allocated to an Account at its most recent Reset Date, less withdrawals and transfers from the Account since then (including any surrender charges or Market Value Adjustments).

NET SINGLE PREMIUM. The Single Premium less any Premium Tax Charge deducted from it.

NON-QUALIFIED CONTRACT:  A Contract that is not a "qualified contract."

OWNER: The person who owns or persons who own the Contract and who is or are entitled to exercise all rights and privileges provided in the Contract. The maximum number of joint Owners is two. Provisions relating to action by the Owner mean, in the case of joint Owners, both Owners acting jointly. In the context of a Contract issued on a group basis, an Owner refers to the participant under a group Contract.

PAYEE:  The person entitled to receive Annuity Payments under the Contract.

PREMIUM TAX CHARGE: A charge for state premium taxes deducted either from the Single Premium or from the Accumulation Value prior to surrender, annuitization, or death of the Owner or Annuitant.

QUALIFIED CONTRACT: A Contract that is issued in connection with a retirement plan that qualifies for special federal income tax treatment under Sections 401, 408, or 457 of the Code.

REFERENCE VALUE: A minimum guaranteed value used to calculate benefits under the Contract.

RESET DATES: The date that an amount is first allocated to an Account is the first Reset Date for that Account. The next Reset Date for that Account is the first day of the next Guarantee Period applicable to that Account.

SEC:  The United States Securities and Exchange Commission.

SEPARATE ACCOUNTS: The Valley Forge Life Insurance Company Indexed Separate Account and the Valley Forge Life Insurance Company MVA Guaranteed Interest Separate Account.

SERVICE CENTER: The offices of the Company's administrative agent at 95 Bridge Street (or P.O. Box 310), Haddam, Connecticut 06438.

SINGLE PREMIUM:  The payment made by an Owner to purchase the Contract.

SURRENDER VALUE: The greater of: (i) the Adjusted Accumulation Value less any applicable surrender charges; or (ii) the Adjusted Reference Value.

WINDOW PERIOD:  The last thirty calendar days of a Guarantee Period.

WRITTEN NOTICE: A notice or request submitted in writing in a form satisfactory to the Company that is signed by the Owner and received at the Service Center.

SUMMARY

This prospectus has been designed to provide prospective Owners with the information necessary to decide whether or not to purchase a Contract. This summary provides a concise description of the more significant aspects of the Contract. Further detail is provided in this prospectus and in the Contract. For additional information, contact the Service Center.

In some jurisdictions, the Contract is issued directly to individuals. In other jurisdictions, the Contract is only available as a group contract. Group contracts are issued to or on behalf of groups, such as employers for their employees. Individuals who are part of groups for which a Contract is issued receive a certificate that recites substantially all of the provisions of the group contract. Throughout this prospectus, the term "Contract" refers both to individual contracts, and to group contracts and individual certificates issued thereunder.

GENERAL DESCRIPTION

The Contract is a single premium deferred annuity, providing annuitization, surrender, and death benefits. The amount of these benefits is determined largely by the Accumulation Value under the Contract. Account Values may be based either on accumulation at a stated, guaranteed rate of interest (Interest Accounts) or on a stated, guaranteed percentage of increases (if any) in the Index, subject to certain limits (Indexed Accounts). Multiple Guarantee Periods are available, and the Owner can allocate the Net Single Premium among the Account types and Guarantee Periods offered by the Company at the time of allocation.

If an Account is maintained for the duration of the applicable Guarantee Period, the Owner's principal allocated to that Account is guaranteed in full by the Company. However, withdrawals and surrenders from an Account before the end of its Guarantee Period are subject to a Market Value Adjustment, which may be positive or negative, and to a surrender charge. BECAUSE THE CONTRACT PROVIDES ONLY LIMITED LIQUIDITY DURING A GUARANTEE PERIOD THROUGH THE FREE WITHDRAWAL PROVISION, IT IS NOT SUITABLE FOR SHORT-TERM INVESTMENT.

From the Issue Date to the Investment Start Date, the Company will hold the Net Single Premium and credit it with daily interest equivalent to an annual rate of at least 3%. On the Investment Start Date, the Company will allocate the Net Single Premium (together with interest) to the Accounts selected by the Owner based on the Owner's allocation percentages. An Owner may allocate all or a portion of the Net Single Premium or transfer Account Values, within limits, among several Accounts.

The Contract offers Interest Accounts, under which an Owner may allocate all or a portion of Net Single Premium and transfer Account Values among Guarantee Periods selected by the Owner. In general, if amounts allocated to an Interest Account remain in a Guarantee Period until its expiration date, its value will be equal to the amount originally allocated, multiplied on an annually compounded basis by the applicable Guaranteed Interest Rate.

Subject to state availability, the Contract may also offer Indexed Accounts, under which an Owner may allocate all or a portion of the Net Single Premium and transfer Account Values among Guarantee Periods selected by the Owner. In general, if amounts allocated to an Indexed Account remain in a Guarantee
Period until its expiration date, its value will be equal to the amount originally allocated plus interest that reflects in part certain positive changes, if any, in the S&P 500(R)(1) (Index Increases). The S&P 500(R) can, of course, increase or decrease daily; however, Indexed Account Value will remain constant during a Contract Year. Index Increases (if any) are determined and credited to Indexed Account Value at the end of each Contract Year during a Guarantee Period.

The investment risk and return characteristics for an Interest Account are similar to those of a zero coupon bond or certificate of deposit; an Interest Account, if maintained until its "maturity," or expiration, provides a fixed rate of return over a stated period. Principal and credited interest are guaranteed by the Company and are available without surrender charge or Market Value Adjustment during the 30-day Window Period at the end of each Guarantee Period. If Interest Account Value is withdrawn prematurely, or before the Window Period at the end of the applicable Guarantee Period, then the effect of the surrender charge and Market Value Adjustment may result in a loss of principal.

The investment risk and return characteristics for an Indexed Account are expected to fall in between those typical of fixed annuities and those typical of equity mutual funds or variable annuities. A fixed annuity guarantees principal, and provides for no participation in equity or other markets. A variable annuity does not guarantee principal, and provides for 100% participation in equity or other markets. Long-term returns under the Contract may be higher than those offered by a typical fixed annuity, but year-to-year growth under the Contract will be more volatile than under a fixed annuity as the Index fluctuates. The principal guarantee under the Contract may make an Indexed Account more suitable than direct equity investment for risk-averse Owners. However, expected long-term returns of Indexed Accounts will be lower than those for equity mutual funds or variable annuities.

Any surrender, withdrawal, transfer, or annuitization made prior to the expiration date of the Guarantee Period will be subject to a Market Value Adjustment that may increase or decrease the Account Value (or portion thereof) being surrendered, withdrawn, transferred, or annuitized. Depending on the size of the Market Value Adjustment, such an adjustment may reduce the Account Value (or portion thereof) to less than the Net Single Premium allocated to or Account Value transferred to a Guarantee Period. (See "THE COMPANY AND THE ACCOUNTS - Market Value Adjustment.")

----------------------

(1) The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. (S&P). S&P makes no representation or warrant, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of the S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Product. S&P has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the product or in the determination or calculation of the equation by which the Product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Product.


S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Surrender Value may increase or decrease. OWNERS BEAR THE INVESTMENT RISK FOR AMOUNTS SURRENDERED, WITHDRAWN, TRANSFERRED, OR APPLIED TO AN ANNUITY PAYMENT OPTION OUTSIDE OF AN APPLICABLE WINDOW PERIOD. Surrender Value, Annuity Value, and Death Benefits are subject to certain minimums based on the Reference Value or Adjusted Reference Value of the Contract. (See "THE COMPANY AND THE ACCOUNTS - Reference Value.")

The Contract also offers a choice of Annuity Payment Options to which Owners may apply the Annuity Value as of the Annuity Date. The Annuity Date, once established by the Owner, may not be changed. Beneficiaries may also apply the Death Benefit to certain Annuity Payment Options.

PURCHASING A CONTRACT

The Contract permits the payment of a Single Premium. The minimum Single Premium for a Contract is $5,000. The Company reserves the right to reject any Contract application. On the Investment Start Date, the Net Single Premium is allocated to one or more Accounts specified on the application. The Investment Start Date will be the first or 15th calendar day of the month (whichever comes first) that next follows the Company's receipt of the Single Premium (or, if the that day is not a Business Day, the next Business Day thereafter). (The Company reserves the right to specify different Investment Start Dates under Contracts issued in the future.)

CANCELLING THE CONTRACT

At any time during the Cancellation Period, an Owner may cancel the Contract and receive a refund of the Adjusted Accumulation Value (or, for some states, the Single Premium). The Cancellation Period is a ten day period of time beginning when the Contract is received by an Owner. Some states may require that the Company provide a longer Cancellation Period. (See "DESCRIPTION OF THE CONTRACT -- Cancelling the Contract.")

TRANSFERS

On any Contract Anniversary, an Owner may transfer all or part of Interest Account Value or Indexed Account Value to other Accounts then available. Transfers are subject to certain restrictions, and transfers from an Indexed Account are subject to additional limitations. A Market Value Adjustment will apply unless Account Value is transferred during the applicable Window Period. (SEE "DESCRIPTION OF THE CONTRACT -- Transfers.")

WITHDRAWALS

Upon Written Notice prior to the Annuity Date, an Owner may, subject to certain restrictions, withdraw part of the Surrender Value. (See "THE COMPANY AND THE ACCOUNTS -- Market Value Adjustment.") Withdrawals of Surrender Value may reflect a positive or negative Market Value Adjustment. In addition, a surrender charge and any Premium Tax Charge may apply. (See "DESCRIPTION OF THE CONTRACT -- Withdrawals" and

"CONTRACT FEES AND CHARGES - Surrender Charge.") Currently, there is no limit on the number of withdrawals that may be taken during a Contract Year. After the first Contract Year, an Owner may withdraw an amount up to the Free Withdrawal Amount as of the preceding Contract Anniversary (10% of the amounts allocated to each of the Accounts as of their most recent Reset Dates) without imposition of a surrender charge, although the Free Withdrawal Amount will be subject to a Market Value Adjustment. The amount of any withdrawal (in excess of the Free Withdrawal Amount) during a Contract Year is subject to a surrender charge, unless taken during a Window Period. Withdrawals are subject to tax and may also be subject to a 10% penalty tax. (See "FEDERAL TAX CONSIDERATIONS.")

SURRENDERS

Upon Written Notice prior to the Annuity Date, an Owner may surrender the Contract and receive its Surrender Value. An Owner may elect to have the Surrender Value paid in a single sum or under an Annuity Payment Option. (See "DESCRIPTION OF THE CONTRACT -- Surrenders" and "CONTRACT FEES AND CHARGES - Surrender Charge.") Surrenders are subject to tax and may also be subject to a 10% penalty tax. (See "FEDERAL TAX CONSIDERATIONS.")

CHARGES

The following charges are assessed under the Contract:

Surrender Charge.  No sales charge is deducted from the Single Premium at the
time that it is paid.   However, a surrender charge is deducted upon any
withdrawal or surrender from an Account prior to the Annuity Date that is outside of a Window Period. The surrender charge is generally equal to a percentage of the Net Allocation for an Account. The surrender charge percentage varies depending upon the type of Account and the duration of the Guarantee Period applicable to the Account, but will not exceed a maximum of 8% during each Contract Year. During each of the ten Contract Years preceding the Annuity Date, the surrender charge percentage declines in ten equal increments on each Contract Anniversary to zero on the Annuity Date. No surrender charge applies to Account Value in excess of the Net Allocation. In addition, after the first Contract Year, the surrender charge does not apply to the Free Withdrawal Amount as of the preceding Contract Anniversary.

The Surrender Charge, along with the Market Value Adjustment, could result in an Owner receiving less than the Net Single Premium amount upon surrender. The Owner will not, however, receive less than the Contract's Adjusted Reference Value upon surrender. Adjusted Reference Value is equal to 90% of the Single Premium, adjusted for certain interest credits and previous withdrawals and surrenders. (See "THE COMPANY AND THE ACCOUNTS - Reference Value" and "DESCRIPTION OF THE CONTRACT - Surrenders.")

Rider Cost. The Contract's Reference Value will reflect charges for any riders or endorsements, including (if allocations have been made to Indexed Accounts) an annual charge of 0.85% of the value of the Indexed Account(s) with a five year Guarantee Period and 1.50% of the value if the Indexed Account(s) with a seven year Guarantee Period. (See "THE COMPANY AND THE ACCOUNTS - Reference Value.")

Premium Tax Charge. Certain states and municipalities impose a tax on the Company in connection with the receipt of annuity considerations. This tax can range generally from 0% to 3.5% of such considerations and generally varies based on the Annuitant's state of residence. The charge is deducted either from the Single Premium or from Accumulation Value upon surrender, annuitization, or death of the Owner or Annuitant.

(See "CONTRACT CHARGES AND FEES.")

DIAGRAM OF THE CONTRACT

Set forth below is a diagram showing the relationship between the Single Premium, Accumulation Value, Surrender Value, Annuity Value and Death Benefits.

                                   |------|
                                  |  Net   |
                                 |  Single  |
                                |  Premium   |
                               |--------------|
                                       |
                                       V
             |-------------------------|--------------------------|
            |            Interest      |       Indexed             |
           |             Accounts      |       Accounts             |
          |              --------      |       --------              |
         |             - Values Based  |     - Values Based           |
        |                on Specified  |       on Indexed              |
       |                 Guaranteed    |       Rates                    |
      |                  Rates         |                                 |
     |---------------------------------|----------------------------------|
    |                                  |                                   |
   |         Interest Account Value    |     Indexed Account Value          |
  |------------------------------------|-------------------------------------|
 |                            Accumulation Value                              |
|------------------------------------------------------------------------------|
                                     |
                                     V
|------------------|  |---------------------------|  |-------------------------|
|   Surrender      |  |         Annuity           |  |          Death          |
|     Value        |  |          Value            |  |         Benefit         |
|   ---------      |  |         -------           |  |         -------         |
|                  |  |                           |  |                         |
|At Least Equal to |  | - During The First Five   |  | - On Death of Owner,    |
|Adjusted          |  |   Contract Years, Equal to|  |   Equal to Surrender    |
|Accumulation Value|  |   Surrender Value         |  |   Value                 |
|Less Surrender    |  |                           |  |                         |
|Charges           |  | - After the First Five    |  | - On Death of Annuitant,|
|                  |  |   Contract Years At Least |  |   At Least Equal to     |
|                  |  |   Equal to Adjusted       |  |   Accumulation Value    |
|                  |  |   Accumulation Value      |  |                         |
|------------------|  |---------------------------|  | ------------------------|

                          THE COMPANY AND THE ACCOUNTS

THE COMPANY AND THE SEPARATE ACCOUNTS


The Company is a life insurance company organized under the laws of the State of Pennsylvania in 1956 and is authorized to transact business in the District of Columbia, Puerto Rico, Guam, and all states except New York. The Company's home office is located at 401 Penn St., Reading, Pennsylvania 19601, and its executive office is located at CNA Plaza, Chicago, Illinois 60685. The Company is a wholly-owned subsidiary of Continental Assurance Company ("Assurance"), a life insurance company which, as of December 31, 1995, had assets of approximately $12.9 billion. See "ADDITIONAL INFORMATION ABOUT VALLEY FORGE LIFE INSURANCE COMPANY" for more detail regarding the Company.


The Company has established two separate accounts in connection with the Contracts (the Separate Accounts) -- the Valley Forge Life Insurance MVA Guaranteed Interest Separate Account and the Valley Forge Life Insurance Company Indexed Separate Account. The Separate Accounts are subject to the laws of Pennsylvania.

The VFL Indexed Separate Account was established by the Company with respect to, and is used to support the values and benefits attributable to, the Indexed Accounts. The VFL MVA Guaranteed Interest Separate Account was established by the Company with respect to, and is used by the Company to support the values and benefits attributable to, the Interest Accounts. Although the Company owns the assets of the Separate Accounts, the assets of each Separate Account are held separately from the Company's other assets and are not part of the Company's general account. Pennsylvania insurance law provides that the portion of the assets of each Separate Account equal to its reserves and other liabilities are not chargeable with liabilities that arise from any other business that the Company conducts. The Company has the right to transfer to its general account any assets of a Separate Account that are in excess of its reserves and other liabilities.

As part of its overall investment strategy, the Company intends to maintain assets in VFL MVA Guaranteed Interest Separate Account, and in the VFL Indexed Separate Account, that reflect its obligations to Owners that have made allocations to Interest Accounts and Indexed Accounts, respectively. Accordingly, it is anticipated that assets of the VFL MVA Guaranteed Interest Separate Account will likely consist of fixed income investments, and that assets of the VFL Indexed Separate Account will likely consist of fixed income investments, as well as call options or other hedging instruments that relate to movements in the Index.

The Contracts have been registered under the Securities Act of 1933, but neither of the Separate Accounts nor the Company's general account has been registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Accordingly, neither of the Separate Accounts nor the general account, nor any interests therein, are generally subject to regulation under the 1940 Act.

INTEREST ACCOUNTS, INDEXED ACCOUNTS, AND GUARANTEE PERIODS UNDER THE CONTRACT

The Net Single Premium may be allocated to, and transfers of Account Value may be made to, the Accounts.

From the Issue Date to the Investment Start Date, the Company will hold the Net Single Premium and credit it with daily interest equivalent to an annual rate of at least 3%. On the Investment Start Date, the Company will allocate the Net Single Premium (together with interest) to the Accounts selected by the Owner based on the Owner's allocation percentages.

The assets in the VFL MVA Guaranteed Interest Separate Account and the VFL Indexed Separate Account are used to support the values and benefits under the Interest Accounts and the Indexed Accounts, respectively, of the Contract. Under Pennsylvania insurance law, the Company is required to maintain assets in each Separate Account at least equal to its reserves and other contract liabilities. In the unlikely event of liquidation of the Company, if the Company cannot satisfy all of its insurance obligations, (i) Owners with Interest Account Value will have a priority claim against assets of the VFL MVA Guaranteed Interest Separate Account equal to its liabilities, and a claim against the Company's general account for any remaining Company liabilities; and (ii) Owners with Indexed Account Value will have a priority claim against assets of the VFL Indexed Separate Account equal to its liabilities, and a claim against the Company's general account for any remaining Company liabilities. Thus, the Separate Accounts represent pools of assets that provide an additional measure of assurance that Owners will receive full payment of benefits under the Contracts.

INTEREST ACCOUNTS. Through the Interest Accounts, the Company offers specified effective annual rates of interest (Guaranteed Interest Rates) that are determined as of the Issue Date or Reset Date, as applicable, credited daily as of the Investment Start Date or Reset Date, as applicable, and are available for specified periods of time selected by the Owner (Guarantee Periods). The Company may make available Guarantee Periods of from one year to ten years in duration. As of the date of this Prospectus, Guarantee Periods of one, three, five, seven and ten years are available for Interest Accounts.

Although the Guaranteed Interest Rate may differ among Guarantee Periods, it will never be less than 3%.

Interest Accounts provide values and benefits based upon the Net Single Premium and Account Values allocated thereto, the Guaranteed Interest Rate credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the Contract. Owners allocating the Net Single Premium and/or Account Value to Interest Accounts do not participate in the investment performance of assets of the VFL Guaranteed Income Separate Account, and this performance does not determine the Interest Account Value or benefits relating thereto.

INDEXED ACCOUNTS. If approved in the Owner's state, one or more Indexed Accounts may be available under the Contract. The Net Single Premium may be allocated to, and transfers of Account Value may be made to, Indexed Accounts.

Through the Indexed Accounts, the Company offers interest in accordance with a formula that reflects in part changes in the S&P 500 (R). The formula is based on a set of factors (the Index Participation Rate, Cap, and Floor) that are available for the Guarantee Period(s) selected by the Owner. As of the date of this Prospectus, the Company offers five year and seven year Guarantee Periods for Indexed Accounts. The rate at which the value of an Indexed Account grows depends on certain changes in the Index on which it is based, as well as its Cap, Floor, and Index Participation Rates. The Index Participation Rate, Cap, and Floor may vary among Guarantee Periods, and the Company reserves the right to establish new Index Participation Rates, Caps, and Floors on any Reset Date.

Index Accounts provide values and benefits based upon the Net Single Premium and Account Values allocated thereto, the Index Increases (if any) credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the Contract. Indexed Account Value will reflect an annual Index Increase, calculated as described below, if the Index increases during a Contract Year. Indexed Account Value is not
                                                                  ---
determined by, and does not reflect, the investment performance of the VFL Indexed Separate Account, and does not correspond directly to increases or
decreases in the Index.            ---

Index Increases. The Company will calculate the Index Increase, if any, for an Indexed Account at each Contract Anniversary. The Index Increase equals the Indexed Account Value multiplied by the Index Increase Percentage Factor. If the Index Increase is greater than zero, the Company will increase the Indexed Account Value by the Index Increase on the Contract Anniversary. In between Contract Anniversaries, Indexed Account Value will remain constant (unless a Death Benefit becomes payable); amounts surrendered, withdrawn, transferred, or applied to an Annuity Payment Option may, however, be subject to a Surrender Charge and/or a Market Value Adjustment. (See "DESCRIPTION OF THE CONTRACT - Death Benefit" and "CONTRACT CHARGES AND FEES - Surrender Charge" and "THE COMPANY AND THE ACCOUNTS - Market Value Adjustment.")

The Index Increase Percentage Factor will not be less than the Floor or more than the Cap declared at the previous Reset Date. Within those bounds, the Index Increase Percentage Factor equals (a) multiplied by (b) where:

         (a) is the Average Index Increase Percentage for the Indexed Account at the Contract Anniversary, and

         (b) is the Index Participation Rate declared at the previous Reset Date for the Indexed Account.

Average Index Increase Percentage. The Average Index Increase Percentage for an Indexed Account on any Contract Anniversary within a Guarantee Period equals:

                                  (b) - (a)
                                  ---------
                                     (a)
         where

         (a)     is the value of the Index on the previous Contract
                 Anniversary; and

         (b) is the arithmetic average of the values of the Index on each day that the Exchange is open for business during the specified Averaging Period ending on the Contract Anniversary.


Currently, an Owner may choose from between two specified Averaging Periods: 90 days or 365 days. The specified Averaging Period is selected by the Owner for each Indexed Account (i) in the Application, at the time a Contract is purchased; and (ii) thirty days prior to the Reset Date for an Account, on a form provided by the Company, if on the Reset Date Account Value will be allocated to an Indexed Account. Once a specified Averaging Period is selected for an Indexed Account, it cannot be changed until the next Reset Date.

GUARANTEE PERIODS. An Initial Guarantee Period begins on the date as of which the Net Single Premium is allocated to, or an amount of Account Value is transferred to, an Account. It ends when the number of years in the Guarantee Period elected has elapsed. The last day of the Guarantee Period is the expiration date for that Guarantee Period. A subsequent Guarantee Period begins on the first day following the expiration date of a previous Guarantee Period (the Reset Date).

Allocations of the Net Single Premium and transfers of Account Value to the Accounts will have different applicable Guaranteed Interest Rates (for Interest Accounts), or Index Participation Rates, Caps, Floors, and specified Averaging Period (for Indexed Accounts), depending on the timing of such allocations or transfers and the specified Averaging Period selected by the Owner. However, once the allocation or transfer is made, the applicable Guaranteed Interest Rate or Index Participation Rate, Cap, and Floor do not change during the selected Guarantee Period.

If the allocated or transferred amount remains in the Account until the end of the applicable Guarantee Period, at that time its value will be equal to the amount originally allocated or transferred to the Account, either (i) multiplied on an annually compounded basis by its Guaranteed Interest Rate (Interest Accounts), or (ii) plus Index Increases, if any (Indexed Accounts). If Account Value is surrendered, withdrawn, transferred, or applied to an Annuity Payment Option prior to the expiration date of the applicable Guarantee Period, the Account Value is subject to a Market Value Adjustment, which may result in the payment of an amount less than the amount originally allocated or transferred to that Account. (See "THE COMPANY AND THE ACCOUNTS - Market Value Adjustment.") Surrenders and withdrawals are also subject to a surrender charge. (See "CONTRACT FEES AND CHARGES - Surrender Charge.")

By Written Notice prior to the expiration date of a Guarantee Period applicable to an Account, the Owner may:

- choose a different Guarantee Period, with an expiration date no later than the Annuity Date, from among those the Company offers at that time;

-        transfer all or a portion of the expiring Account Value to a new
         Account; or

- transfer all or a portion of the expiring Account Value to an existing Account for which the next Reset Date falls on the day immediately following the expiration date for the expiring Account.

Transfers are subject to restrictions, and a Market Value Adjustment will usually apply to the amount transferred. However, if the transfer occurs during a Window Period for an Account (for example, upon the expiration of the Guarantee Period), no Market Value Adjustment (or Surrender Charge) will apply to the amount transferred. (See "DESCRIPTION OF THE CONTRACT - Transfers.")

Unless the Company receives Written Notice prior to the expiration date for an Account, a new Guarantee Period will commence automatically on the first day following the expiration date. The new Guarantee Period will be of the same duration as the expiring Guarantee Period if the Company is still offering that Guarantee Period and if the expiration date of the new Guarantee Period is no later than the Annuity Date. Otherwise, the new Guarantee Period will be one year. If the expiring Account is an Interest Account, it will continue to be an Interest Account; if the expiring Account is an Indexed Account, it will continue to be an Indexed Account, if the new Guarantee Period is one for which we offer Indexed Accounts otherwise, it will become an Interest Account.

The Company will notify an Owner in writing at least thirty days prior to the expiration date of any Guarantee Period. The Company's notice to the Owner of the expiration of a Guarantee Period will contain information about the then-available Guarantee Periods, and the Guaranteed Interest Rates (for Interest Accounts), and Index Participation Rates, Caps, Floors, and available specified Averaging Periods (for Indexed Accounts) applicable to such Guarantee Periods.


The Guarantee Periods being made available by the Company for Interest Accounts and for Indexed Accounts will change from time to time. Contact the Service Center for information regarding the Guarantee Periods being made available by the Company for each type of Account at any time, and regarding the current Guaranteed Interest Rates for available Interest Accounts, and current Index Participation Rates, Caps, Floors and available specified Averaging Periods for available Indexed Accounts.

TO THE EXTENT PERMITTED BY LAW, THE COMPANY RESERVES THE RIGHT AT ANY TIME TO OFFER GUARANTEE PERIODS THAT DIFFER IN DURATION FROM THOSE AVAILABLE WHEN A CONTRACT IS ISSUED. THE COMPANY ALSO RESERVES THE RIGHT, AT ANY TIME, TO STOP ACCEPTING NET SINGLE PREMIUM ALLOCATIONS OR TRANSFERS OF ACCOUNT VALUE TO A PARTICULAR GUARANTEE PERIOD.

MARKET VALUE ADJUSTMENTS

Any surrender, withdrawal, transfer, or application to an Annuity Payment Option of Interest Account Value or Indexed Account Value is subject to a Market Value Adjustment that may be positive or negative, unless the effective date of the surrender, withdrawal, transfer, or application is within the Window Period. The Market Value Adjustment will be applied before the deduction of any applicable surrender charge or Premium Tax Charge.

The Market Value Adjustment reflects the relationship between the Guaranteed Interest Rate for an Interest Account with the same Reset Date and Guarantee Period as the Account from which Account Value is being taken (the "Credited Rate"), and the Guaranteed Interest Rate that is currently being offered for an Interest Account with a Guarantee Period of the same duration as the time remaining until the expiration date of the Guarantee Period for the Interest Account or Indexed Account from which Account Value is being taken (the "Current Rate"). (If a Current Rate is not available because the Company is no longer offering Guarantee Periods of the relevant duration, then the Company will use a rate equal to the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Services, Inc.)

Generally, if the Credited Rate is lower than the Current Rate, then the application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount less than the Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied (and may even result in the payment of an amount less than the Net Single Premium allocated to or the portion of Account Value transferred to the Guarantee Period). Similarly, if the Credited Rate is higher than the Current Rate, then application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount greater than the Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied.

The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred, or applied to a Death Benefit or an Annuity Payment Option by the Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as:

                            [[(1+a)/(1+b)^(n/12)]-1]


         where:

"a"      is the Credited Rate;

"b" is the Current Rate. Where the time remaining to the expiration of the Guarantee Period is not comparable to a Guarantee Period duration then offered by the Company, "b" is the rate found by linear interpolation between the rate for the Guarantee Periods having the duration closest to the time remaining or, if the time remaining is less than 1 year, "b" is the rate for a 1 year period; and

"n" is the number of complete months remaining before the expiration of the Guarantee Period for the Account from which the surrender, withdrawal, transfer, or application to a Death Benefit or an Annuity Payment Option is being made.

Examples of computing the Market Value Adjustment are set forth in Appendix A.

                          DESCRIPTION OF THE CONTRACT

PURCHASING A CONTRACT

A prospective Owner may purchase a Contract by submitting an application through a licensed agent of the Company who is also a representative of a broker-dealer having a selling agreement with CNA Investor Services, Inc. ("CNA/ISI"), the principal underwriter for the Contracts. The maximum Age for Owners on the Issue Date is 75. A Single Premium must be delivered to the Service Center along with the Owner's application. The minimum Single Premium is $5,000. Additional premium payments under a Contract are not permitted; however, an Owner may purchase more than one Contract. Unless the Company gives its prior approval, it will not accept a Single Premium in excess of $500,000 and reserves the right not to accept any Single Premium or application for a Contract for any reason. The Company will send Owners a confirmation notice upon receipt and acceptance of the Owner's Single Premium.

CANCELLING THE CONTRACT

Owners may cancel the Contract during the Cancellation Period, which is the ten day period after an Owner receives the Contract. Some states may require a longer Cancellation Period. To cancel the Contract, the Owner must mail or deliver the Contract to the Service Center or to the agent who sold it. The Company will refund the Adjusted Accumulation Value (or, for some states, the Single Premium).

CREDITING AND ALLOCATING NET SINGLE PREMIUM

If the application for a Contract is properly completed and is accompanied by all the information necessary to process it, including payment of the Single Premium, the Net Single Premium will be allocated, as designated by the Owner, to one or more of the Accounts on the Investment Start Date.

From the Issue Date until the Investment Start Date, the Company will credit interest to the Net Single Premium of at least 3%. The Investment Start Date will be the first or 15th calendar day of the month (whichever comes first) that next follows the Company's receipt of the Single Premium (or, if that day is not a Business Day, the next Business Day thereafter). The Company reserves the right to establish different Investment Start Dates under Contracts issued in the future. On the Investment Start Date, the Company will allocate the resulting sum to each Account based on the Owner's allocation percentages.

An Owner may allocate the Net Single Premium among any or all Accounts available on the Issue Date. At least $500 of a Net Single Premium must be allocated to that Account. All percentage allocations must be in whole numbers.

TRANSFERS

General. On any Contract Anniversary, by Written Notice, an Owner may transfer all or part of the balance of an Account to a new Account(s). An Owner may also transfer some or all of the balance to an existing Account for which the Reset Date falls on the Contract Anniversary. Transfers may only occur on
Contract Anniversaries.                                      ----

The amount transferred cannot be less than $500. If the Owner does not transfer the entire balance of an Account, the amount remaining in the Account after the transfer must be at least equal to $500.

If the transfer from an Account occurs at a Reset Date for that Account, then the Owner may select any new Guarantee Period for the transferred amount that the Company then offers that does not expire prior to the Annuity Date. If the transfer does not occur at such a Reset Date, then, in addition to the foregoing, the Guarantee Period selected from those the Company then offers must be no shorter than the number of years remaining in the Guarantee Period of the Account from which the amount is being transferred (rounded up to the next whole number of years for a Guarantee Period the Company is then offering).

A Market Value Adjustment will usually apply to the amount transferred. (See "THE COMPANY AND THE ACCOUNTS - Market Value Adjustment.") However, if the transfer occurs during the Window Period for the Account from which some or all of the balance is being transferred, no Market Value Adjustment will apply to the amount transferred from that Account.

Additional Restrictions. Transfers of some or all of the balance of an Account (the "Source Account") to another Account (the "Destination Account") are also subject to the following conditions:

         - The Destination Account must be of an Account Type and Guarantee Period duration that the Company is offering at the time of the transfer;
         - The date of transfer must be a Reset Date for the Destination Account, unless it is a new Account;
         - The Guarantee Period for a Destination Account may not be longer than the number of years remaining until the Annuity Date;
         - If the date of transfer is not a Reset Date for the Source Account, then the Guarantee Period for the Destination Account must be no shorter than the number of years remaining in the Guarantee Period for the Source Account, rounded up to the next whole number of years;
         - If the transfer occurs at a Reset Date for the Source Account, then the Destination Account may be any type of Account;
         - If the Source Account is an Interest Account, then the Destination Account may be any type of Account;

         - If the Source Account is an Indexed Account, then the Destination Account may be a different type of Account only if
                                                                    ----
             the transfer occurs at a Reset Date for the Source Account.

WITHDRAWALS

General. At any time prior to the Annuity Date, an Owner may withdraw part of the Surrender Value, subject to certain limitations. Each withdrawal must be requested by Written Notice. A Written Notice of withdrawal must specify the amount to be withdrawn from each Account. If the Written Notice does not specify this information, or if the value of the specified Account(s) is inadequate to comply with the request, the Company will make the withdrawal from Interest Accounts and Indexed Accounts based on the proportion that the value of each Account bears to the Accumulation Value as of the day of the withdrawal.

The amount withdrawn cannot be less than the Minimum Withdrawal Amount, which is $500. The maximum withdrawal is the amount that would leave a Minimum Account Value per Account of $500. A withdrawal request that would reduce any Account Value below the Minimum Account Value will be treated as a request for a withdrawal of all of that Account Value.

The Company withdraws the amount requested from the Account Value as of the day that the Owner's Written Notice is received at the Service Center, and sends the Owner that amount plus or minus any applicable Market Value Adjustment.
The Company will then deduct any applicable surrender charge and any applicable Premium Tax Charge from the remaining Account Value.

Tax Consequences of Withdrawals. Consult your tax adviser regarding the tax consequences associated with making withdrawals. A withdrawal made before the taxpayer reaches Age 59 1/2 may have federal income tax consequences, including the possible imposition of a penalty tax of 10% of the taxable portion withdrawn. See "FEDERAL TAX CONSIDERATIONS" for more details.

SURRENDERS


An Owner may surrender the Contract at any time prior to the Annuity Date. An Owner may elect to have the Surrender Value paid in a single sum or under an Annuity Payment Option. If no election is made, the Surrender Value will be paid in a single sum. The Surrender Value will be determined as of the date the Company receives both the Written Notice for surrender and the Contract at the Service Center. If an Owner elects to receive payment in a lunp sum, then Surrender Value will be paid. If an Annuity Payment Option is selected on surrender, the Annuity Value will be applied to the Annuity Payment Option. The Contract ends when the Company pays the Surrender Value or applies such sum to an Annuity Payment Option.


The Surrender Value generally reflects the imposition of the surrender charge. (See "CONTRACT FEES AND CHARGES - Surrender Charge.") However, no surrender charge will be imposed on surrenders from an Account during the Account's Window Period. In addition, if the Contract is surrendered during a Contract Year after the first Contract Year, no surrender charge will apply to the Free Withdrawal Amount for that Contract Year, or to amounts in excess of the Net Allocation for each Account, determined on an Account-by-Account basis.

Consult your tax adviser regarding the tax consequences of a surrender. A surrender made before Age 59 1/2 may have federal income tax consequences, including the possible imposition of a penalty tax of 10% of the taxable portion of the Surrender Value. See "FEDERAL TAX CONSIDERATIONS" for more details.

DEATH BENEFITS

The Death Benefit. The Death Benefit the Company pays on the death of an Owner who is not the Annuitant is the Surrender Value. Thus, the Death Benefit in this circumstance may reflect a surrender charge and a Market Value Adjustment. The Death Benefit the Company pays on the death of the Annuitant is the greater of the Account Value and the Reference Value. In calculating the Death Benefit, the Account Value will include any Index Increase payable, treating the date of death as the Reset Date for each Indexed Account.

Death Benefits on or After the Annuity Date. If an Owner dies on or after the Annuity Date, any surviving joint Owner becomes the sole Owner. If there is no surviving Owner, any successor Owner becomes the new Owner. If there is no surviving or successor Owner, the Payee becomes the new Owner. If an Annuitant or an Owner dies on or after the Annuity Date, the remaining undistributed portion, if any, of the Account Value will be distributed at least as rapidly as under the method of distribution being used as of the date of such death. Under some Annuity Payment Options, there will be no death benefit.

Death Benefits When an Owner Dies Before the Annuity Date. If any Owner dies prior to the Annuity Date, any surviving joint Owner becomes the new sole Owner. If there is no surviving joint Owner, any successor Owner becomes the new Owner and if there is no successor Owner, the Annuitant becomes the new Owner unless the deceased Owner was also the Annuitant. If the sole deceased Owner was also the Annuitant, then the provisions relating to the death of the Annuitant (described below) will govern unless the deceased Owner was one of two joint Annuitants, in which event the surviving Annuitant becomes the new Owner.

The following options are available to new Owners:

         1. to receive the Death Benefit in a single lump sum within five years of the deceased Owner's death; or

         2. elect to receive the Death Benefit paid out under an Annuity Payment Option provided that: (a) Annuity Payments begin within one year of the deceased Owner's death, and (b) Annuity Payments are made in substantially equal installments over the life of the new Owner or over a period not greater than the life expectancy of the new Owner; or

         3. if the new Owner is the spouse of the deceased Owner, he or she may by Written Notice within one year of the Owner's death, elect to continue the Contract as the new Owner. If the spouse so elects, all of his or her rights as a Beneficiary cease and if the deceased Owner was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant. The spouse will be deemed to have made the election to continue the Contract if he or she makes no election before the expiration of the one year period.

With regard to new Owners who are not the spouse of the deceased Owner: (a) options 1 and 2 apply even if the Annuitant or Contingent Annuitant is alive at the time of the deceased Owner's death, (b) if the new Owner is not a natural person, only option 1 is available, (c) if no election is made within one year of the deceased Owner's death, option 1 is deemed to have been elected.

Death Benefit is computed as of the date that the Company receives Due Proof of Death of the Owner. Payment of the death benefit is in full settlement of all of the Company's liability under the Contract.

Death Benefits When the Annuitant Dies Before the Annuity Date. If the Annuitant dies before the Annuity Date while the Owner is still living, any Contingent Annuitant will become the Annuitant. If the Annuitant dies before the Annuity Date and no Contingent Annuitant has been named, the Company will pay the Death Benefit described below to the Beneficiary. If there is no surviving Beneficiary, the Company will pay the Death Benefit to any Contingent Beneficiary. If there is no surviving Contingent Beneficiary, the Company will immediately pay the Death Benefit to the Owner (or the Owner's estate, if the Owner is then deceased) in a lump sum.

If the Annuitant who is also an Owner dies or if the Annuitant dies and the Owner is not a natural person, a Beneficiary (or a Contingent Beneficiary):

         1. will receive the Death Benefit in a single lump sum within five years of the deceased Annuitant's death; or

         2. may elect to receive the Death Benefit paid out under an Annuity Payment Option provided that: (a) Annuity Payments begin within one year of the deceased Annuitant's death, and
                 (b) Annuity Payments are made in substantially equal installments over the life of the Beneficiary or over a period not greater than the life expectancy of the Beneficiary; or

         3. if the Beneficiary is the spouse of the deceased Annuitant, he or she may by Written Notice within one year of the Annuitant's death, elect to continue the Contract as the new Owner. If the spouse so elects, all his or her rights as a Beneficiary cease and if the deceased Annuitant was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant. The spouse will be deemed to have made the election to continue the Contract if he or she makes no election before the expiration of the one year period.

REFERENCE VALUE

The Surrender Value, Annuity Value, and death benefits provided under the Contract are subject to certain minimums based on a Contract's Reference Value.

The Reference Value at any time is equal to

         (a)     90% of the Single Premium; plus

         (b)     any Excess Interest Credits; less

         (c) any charges for riders or additional benefits under the Contract, including the of 0.85% if allocation(s) have been made to Indexed Accounts; less

         (d) the total amount of previous surrenders and withdrawals from the Contract (including Market Value Adjustments); plus

         (e) interest on (a) through (d) above, credited annually at a rate at least equal to 3% (as shown in the Contract).

Excess Interest Credits will be calculated on each Reset Date after any Index Increases are credited. The amount of Excess Interest Credits will be the amount, if any, by which (i) all interest credited to Interest Accounts, together with all Index Increases to Indexed Accounts, exceeds (ii) the sum of all Reference Value interest, including previous Excess Interest Credits, as described in (b) and (e) above.

The Adjusted Reference Value is equal to the Reference Value, multiplied by the ratio of the Adjusted Account Value to the Account Value. Thus, like the Adjusted Account Value, the Adjusted Reference Value reflects the impact of changes in prevailing interest rates.

PAYMENTS BY THE COMPANY

The Company generally makes payments of withdrawals, surrenders, Death Benefits, or any Annuity Payments within seven business days of receipt of all applicable Written Notices and/or Due Proof of Death. Due Proof of Death is proof of death satisfactory to the Company. Due Proof of Death may consist of the following if acceptable to the Company: (a) a certified copy of the death record; (b) a certified copy of a court decree reciting a finding of death; or
(c) any other proof satisfactory to the Company.

The Company may defer payment of any withdrawal, surrender, or transfer for up to six months after it receives an Owner's Written Notice. The Company pays interest on the amount of any payment that is delayed for more than thirty days after the payment becomes payable, or after the time required by the applicable jurisdiction if less than thirty days. This interest will accrue from the date that the payment becomes payable to the date of payment, but not for more than one year, at an annual rate of 3%, or the rate and time required by law, if greater.

TELEPHONE TRANSFER PRIVILEGES

If an Owner has elected this privilege in a form provided by the Company, an Owner may make transfers by telephoning the Service Center. A telephone authorization form received by the Company at the Service Center is valid until it is rescinded or revoked by Written Notice or until a subsequently dated form signed by the Owner is received at the Service Center. The Company will send Owners a written confirmation of all transfers made pursuant to telephone instructions.

The Service Center requires a form of personal identification prior to acting on instructions received by telephone and also may tape record instructions received by phone. If the Company follows these procedures, it is not liable for any losses due to unauthorized or fraudulent transactions. The Company reserves the right to suspend telephone transaction privileges at any time for any reason.


                           CONTRACT CHARGES AND FEES

SURRENDER CHARGE (CONTINGENT DEFERRED SALES CHARGE)

General. No sales charge is deducted from the Single Premium at the time the payment is made. However, a surrender charge may be deducted upon a withdrawal or surrender prior to the Annuity Date.

Charge for Surrender or Withdrawals. Surrender charges are calculated for each Account individually, and are the product of:

         (a) the amount allocated to the Account at its most recent Reset Date, less any transfers and withdrawals from the Account (including any previously imposed Market Value Adjustment or surrender charge) since then (the Net Allocation), and

         (b)     the surrender charge percentage for the Account (see below).

Surrender charges are waived during the last thirty days of each Guarantee Period (the Window Period). No surrender charge applies to surrenders or withdrawals in excess of the Net Allocation.

In the first Contract Year, the Company calculates the surrender charge under the assumption that amounts surrendered and withdrawn come first from the Net Allocation, and then from any interest credited to the Account Value. In Contract Years after the first, a Free Withdrawal Amount is calculated, equal to 10% of the Net Allocation. Surrenders and withdrawals are assumed to come first from the Free Withdrawal Amount, then from the remaining 90% of the Net Allocation, and then from any interest credited to the Account Value since the last Reset Date.

At any time on or before the fifth Contract Anniversary, the Annuity Value equals the Surrender Value, and therefore reflects the surrender charge. The surrender charge percentage on the Annuity Date equals 0%.

Withdrawals. With regard to all withdrawals, the Company withdraws the amount requested from the Account(s) specified by the Owner as of the day that the Company receives the Written Notice regarding the withdrawal, and sends the Owner that amount plus or minus any applicable Market Value Adjustment. The Company then deducts any surrender charge and any applicable Premium Tax Charge from the remaining Account Values of the Account(s) from which the withdrawal was taken. The surrender charge is deducted from each Account from which a withdrawal is taken based on the ratio of the amount surrendered or withdrawn to the Net Allocation of each affected Account.

Surrender Charge Percentages. Surrender charge percentages differ among Interest Accounts and Indexed Accounts, and are higher for Accounts with longer Guarantee Periods. In addition, surrender charge percentages for all Accounts vary by the time remaining until the Annuity Date. For a given Guarantee Period and type of Account, the surrender charge percentage is constant until the Contract Anniversary ten years before the Annuity Date, and then declines in ten equal increments on each Contract Anniversary to zero on the Annuity Date.

Because surrender charge percentages are higher for longer Guarantee Periods, transferring from an Account with a shorter Guarantee Period to one with a longer Guarantee Period may lead to a larger surrender charge. However, the amount of the surrender charge may in some cases be limited, because the Adjusted Reference Value may be greater than the Adjusted Accumulation Value less surrender charges.

The surrender charge percentage applicable to Accounts selected by an Owner for allocations are set forth in the Contract, and will never exceed 8%. The surrender charge percentages applicable to Accounts available as of the date of this prospectus are set forth below:

                               Interest Accounts
                               -----------------


                     GUARANTEE PERIOD                SURRENDER
                                                     CHARGE %
                     -----------------------------------------
                         1 year                         3%

                         3 years                        5%

                         5 years                        6%

                         7 years                        7%

                        10 years                        8%


                                Indexed Accounts
                                ----------------

                     GUARANTEE PERIOD                 SURRENDER
                                                      CHARGE %
                     -----------------------------------------
                          5 years                        7%
                          7 years                        8%



Amounts Not Subject to a Surrender Charge. On each Contract Anniversary, the Company calculates a Free Withdrawal Amount equal to 10% of the sum of the amounts allocated to each of the Accounts at their most recent Reset Dates, less all amounts withdrawn and transferred from those Accounts (including Market Value Adjustments and surrender charges) since their most recent Reset Dates. The Owner may withdraw an amount up to the Free Withdrawal Amount as of the Contract Anniversary on or next preceding the effective date of the withdrawal pro-rata from the Accounts after the first Contract Year without incurring a surrender charge. Free Withdrawal Amounts remain subject to a Market Value Adjustment unless the withdrawal is made during a Window Period.

If a Nursing Home Confinement/Terminal Medical Condition Rider is attached to the Contract, then the Free Withdrawal Amount may be increased under certain conditions:

                 - If the Annuitant is confined to a nursing home for a period of at least 90 days or has a "terminal medical condition," then the Free Withdrawal Amount is 50% of the Account Value.

                 - If the Annuitant's spouse is confined to a nursing home for a period of at least 90 days or has a "terminal medical condition," then the Free Withdrawal Amount is 25% of the Account Value.

"Terminal Medical Condition" means a determinable medical condition, diagnosed by a physician practicing within the scope of his or her license, with the life expectancy of 12 months or less from the date of the physician's diagnosis. This rider is not available if the Annuitant or Annuitant's spouse is confined to a nursing home on the Issue Date, and terminates upon termination of the Contract (or may be terminated by the Owner upon thirty days Written Notice).

PREMIUM TAX CHARGE

Certain states and municipalities impose a tax on the Company in connection with the receipt of annuity considerations. This tax can range generally from 0% to 3.5% of such considerations and generally varies based on the Annuitant's state of residence. The tax may be incurred by the Company as of the Annuity Date based on the Accumulation Value on that date, or at the time such considerations are made. The Company reserves the right to deduct any state and local taxes on annuity considerations from the Account Value at the time such tax is due.

RIDER COST


The Contract's Reference Value will reflect charges for any riders or endorsements to the Contract, including (if allocations have been made to Indexed Accounts) an annual charge of 0.85% of the value of the Indexed Account(s) for the five year Guarantee Period and 1.50% for the seven year Guarantee Period. The daily compounded equivalent of this change is deducted daily from Reference Value.



                      SELECTING AN ANNUITY PAYMENT OPTION

ANNUITY DATE

The Initial Annuity Payment Date may be any day of the month other than the 29th, 30th, or 31st day of a month. For all Contracts, the Annuity Date will be the Contract Anniversary following the Annuitant's Age 85. In addition, for Qualified Contracts, Owners have responsibility for ensuring that Account Value is distributed, or distribution commences, on a distribution start date that is no later than April 1 of the calendar year following the calendar year in which the Owner attains Age 70-1/2.

ANNUITY PAYMENT DATES

The Company computes the first Annuity Payment as of the Annuity Date and makes the first Annuity Payment as of the initial Annuity Payment Date selected by the Owner. The Owner selects the Initial Annuity Payment Date in the application. All subsequent Annuity Payments are computed and payable as of Annuity Payment Dates. These dates will be the same day of the month as the initial Annuity Payment Date. Monthly Annuity Payments will be computed and payable as of the same day each month as the initial Annuity Payment Date. Quarterly Annuity Payments will be computed and payable as of the same day in the third, sixth, ninth, and twelfth month following the initial Annuity Payment Date and on the same days of such months in each successive Contract Year. Semi-annual Annuity Payment Dates will be computed and payable as of the same day in the sixth and twelfth month following the initial Annuity Payment Date and on the same days of such months in each successive Contract Year. Annual Annuity Payments will be computed and payable as of the same day in each Contract Year as the initial Annuity Payment Date. The frequency of Annuity Payments selected is shown in the Contract.

ELECTION AND CHANGES OF ANNUITY PAYMENT OPTIONS


On the Annuity Date, the Surrender Value or Adjusted Contract Value is applied under an Annuity Payment Option, unless the Owner elects to receive the Surrender Value in a lump sum. If the Annuity Date falls during the first five Contract Years, Surrender Value is applied under an Annuity Payment Option. If the Annuity Date falls after the fifth Contract Anniversary, Adjusted Contract Value is applied under an Annuity Payment Option. The Annuity Payment Option specifies the type of annuity to be paid and determines how long the annuity will be paid, the frequency, and the amount of each payment. The Owner may elect or change the Annuity Payment Option by Written Notice up to 3 days prior to the Annuity Date. If no Annuity Payment Option has been selected by the Annuity Date, Surrender Value or Adjusted Contract Value will be paid in a lump sum.


ANNUITY PAYMENTS

Fixed Annuity Payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. The dollar amount of each payment depends on the form and duration of the Annuity Payment Option chosen, the Age of the Annuitant, the sex of the Annuitant (if applicable), the Annuity Value applied to purchase the Annuity Payments, and the applicable annuity purchase rates. The annuity purchase rates in the Contract are based on an interest rate of not less than 3.0%.

The dollar amount of the Annuity Payment is determined by dividing the dollar amount of Annuity Value being applied to purchase Annuity Payments by $1,000 and multiplying the result by the annuity purchase rate in the settlement option tables set forth in the Contract for the selected Annuity Payment Option. These settlement option tables are based on the 1983A Mortality Table with a ten-year improvement by scale G, with a five-year setback for females.

AFTER THE ANNUITY DATE, VALUES (INCLUDING THE AMOUNT OF ANNUITY PAYMENTS) DO NOT REFLECT GUARANTEED INTEREST RATES OR INDEX INCREASES.
---

ANNUITY PAYMENT OPTIONS

OPTION 1. INTEREST PAYMENTS. The Company holds the Annuity Value as principal and pays interest to the Payee. The interest rate is 3% per year compounded annually. The Company pays interest every 1 year, 6 months, 3 months or 1 month, as specified at the time this option is selected. At the death of the Payee, the value of the remaining payments are paid in a lump sum to the Payee's estate.

OPTION 2. PAYMENTS OF A SPECIFIED AMOUNT. The Company pays the Annuity Value in equal payments every 1 year, 6 months, 3 months or 1 month. The amount and frequency of the payments is specified at the time this option is selected. After each payment, interest is added to the remaining amount applied under this option that has not yet been paid. The interest rate is 3% per year compounded annually. Payments are made to the Payee until the amount applied under this option, including interest, is exhausted. The total of the payments made each year must be at least 5% of the amount applied under this option. If the Payee dies before the amount applied is exhausted, the Company pays the value of the remaining payments in a lump sum to the Payee's estate.

OPTION 3. PAYMENTS FOR A SPECIFIED PERIOD. The Company pays the lump sum in equal payments for the number of years specified when the option is selected. Payments are made every 1 year, 6 months, 3 months or 1 month, as specified when the option is selected. The amount of each Annuity Payment for each $1,000 applied under this option is calculated at an interest rate of 3% per year compounded annually. If the Payee dies before the expiration of the specified number of years, the Company pays the commuted value of the remaining payments in a lump sum to the Payee's estate.

OPTION 4. LIFE ANNUITY. The Company makes monthly payments to the Payee for as long as the Annuitant lives. UNDER THIS OPTION, A PAYEE COULD RECEIVE ONLY ONE PAYMENT IF THE ANNUITANT DIES AFTER THE FIRST PAYMENT, TWO PAYMENTS IF THE ANNUITANT DIES AFTER THE SECOND PAYMENT, ETC.

OPTION 5. LIFE ANNUITY WITH PERIOD CERTAIN. The Company makes monthly payments to the Payee for as long as the Annuitant lives. At the time this option is selected, a period certain of 5, 10, 15, or 20 years must also be selected. If the Annuitant dies before the specified period certain ends, the payments to the Payee will continue until the end of the specified period. The amount of the monthly payments therefore depends on the period certain selected. If at any age the amount of the payments is the same for two or more periods certain, payment will be made as if the largest period certain was selected.

OPTION 6. JOINT LIFE AND SURVIVORSHIP ANNUITY. The Company makes monthly payments to the Payee while both Annuitants are living. After the death of either Annuitant, payments continue to the Payee for as long as the other Annuitant lives. UNDER THIS OPTION, THE PAYEE COULD RECEIVE ONLY ONE PAYMENT IF BOTH ANNUITANTS DIE AFTER THE FIRST PAYMENT, TWO PAYMENTS IF BOTH ANNUITANTS DIE AFTER THE SECOND PAYMENT, ETC.

Unless instructed otherwise at the time that the Annuity Payment Option is selected, at the death of the Payee the Company pays the amounts below in a lump sum to the Payee's estate:

         1. Under Annuity Payment Option 1, the amount left on deposit with the Company to accumulate interest.

         2. Under Annuity Payment Option 2, 3, or 5, the commuted value of the amount payable at the Payee's death as provided under the Option selected. The commuted value is based on the interest rate used to calculate the amount of the payments under that Option.


                        ADDITIONAL CONTRACT INFORMATION

OWNERSHIP

The Contract belongs to the Owner. An Owner may exercise all of the rights and options described in the Contract.

Subject to more specific provisions elsewhere herein, an Owner's rights include the right to: (1) select or change a successor Owner, (2) select or change any Beneficiary or Contingent Beneficiary, (3) select or change the Payee prior to the Annuity Date, (4) select or change the Annuity Payment Option, (5) allocate the Net Single Premium among and between the Accounts, and (6) transfer Account Values among and between the Accounts.

If a successor Owner is named in the application or by subsequent Written Notice and the Owner is not the Annuitant, the successor Owner shall become the new Owner should the Owner die before the Annuitant.

The rights of Owners of Qualified Contracts may be restricted by the terms of a related employee benefit plan. For example, such plans may require an Owner of a Qualified Contract to obtain the consent of his or her spouse before exercising certain ownership rights or may restrict withdrawals. See "FEDERAL TAX CONSIDERATIONS" for more details.

Selection of an Annuitant or Payee who is not the Owner may have tax consequences. See "FEDERAL TAX CONSIDERATIONS" for more details.

CHANGING THE OWNER OR BENEFICIARY

At any time prior to the Annuity Date while the Annuitant is still living, an Owner may assign ownership of the Contract by Written Notice. The Company is not responsible for the validity or sufficiency of any assignment. The Company is not bound by the assignment until it receives a duplicate of the original of the assignment at the Service Center.

At any time before a death benefit is paid, the Owner may name a new Beneficiary by Written Notice unless an irrevocable Beneficiary has previously been named. When an irrevocable Beneficiary has been designated, the Owner must provide the irrevocable Beneficiary's written consent to the Company before a new Beneficiary is designated.

Any change of Beneficiary takes effect as of the day the Written Notice is received at the Service Center and the Company is not liable for any payments made under the Contract prior to the effectiveness of any Beneficiary change. For possible tax consequences associated with changing the Owner or Beneficiary, see "FEDERAL TAX CONSIDERATIONS."

MISSTATEMENT OF AGE OR SEX

If an Age or sex of the Annuitant given in the application is misstated, the Company will adjust the benefits it pays under the Contract to the amount that would have been payable at the correct Age or sex. If the Company made any underpayments because of any such misstatement, it shall pay the amount of such underpayment plus interest at an annual effective rate of 3%, immediately to the Payee or Beneficiary in one sum. If the Company makes any overpayments because of a misstatement of Age or sex, it shall deduct from current or future payments due under the Contract, the amount of such overpayment plus interest at an annual effective rate of 3%.

CHANGE OF CONTRACT TERMS

Upon notice to the Owner, the Company may modify the Contract to:

         1. conform the Contract or the operations of the Company or of the Separate Accounts to the requirements of any law (or regulation issued by a government agency) to which the Contract, the Company or the Separate Accounts are subject;

         2. assure continued qualification of the Contract as an annuity contract under the Code; or

         3. reflect a change (as permitted in the Contract) in the operation of the Separate Accounts.

In the event of any such modification, the Company will make appropriate endorsements to the Contract.

Only one of the Company's officers may modify the Contract or waive any of the Company's rights or requirements under the Contract. Any modification or waiver must be in writing. No agent may bind the Company by making any promise not contained in the Contract.

REPORTS TO OWNERS

The Company will send each Owner a report at least annually, or more often as required by law, indicating the following items as of a date shown on the report: the Accumulation Value and Adjusted Accumulation Value; the Reference Value, Adjusted Reference Value, and Surrender Value; any withdrawals or surrenders made and Death Benefits paid since the last report; the current interest rate applicable to each Interest Account; and any other information required by law.

The reports, which will be mailed to Owners at their last known address, will include any information that may be required by the SEC or the insurance supervisory official of the jurisdiction in which the Contract is delivered.

The Company will also send any other reports, notices or documents required by law to be furnished to Owners.

MISCELLANEOUS

Non-Participating. The Contract does not participate in the surplus or profits of the Company and the Company does not pay dividends on the Contract.

Protection of Proceeds. To the extent permitted by law, no benefits payable under the Contract to a Beneficiary or Payee are subject to the claims of an Owner's or a Beneficiary's creditors.

Discharge of Liability. Any payments made by the Company under any Annuity Payment Option or in connection with the payment of any withdrawal, surrender or death benefit, shall discharge the Company's liability to the extent of each such payment.

Proof of Age and Survival. The Company reserves the right to require proof of the Annuitant's Age prior to the Annuity Date. In addition, for life contingent Annuity Options, the Company reserves the right to require proof of the Annuitant's survival before any Annuity Payment Date.

Contract Application. The Company issues the Contract in consideration of the Owner's application and payment of the initial single premium. The entire Contract is made up of the group contract, the certificate, any attached endorsements or riders, and the application. In the absence of fraud, the Company considers statements made in the application to be representations and not warranties. The Company will not use any statement in defense of a claim or to void the Contract unless it is contained in the application. The Company will not contest the Contract.

                           FEDERAL TAX CONSIDERATIONS

THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL TAX CONSIDERATIONS THAT RELATE TO THE CONTRACT IS GENERAL IN NATURE, AND IS NOT INTENDED AS TAX ADVICE TO OWNERS. OWNERS, ANNUITANTS, AND PAYEES SHOULD CONSULT THEIR QUALIFIED TAX ADVISER FOR ADDITIONAL INFORMATION AND FOR ADVICE REGARDING OWNERSHIP OF A CONTRACT, AND THE POTENTIAL FEDERAL TAX IMPLICATIONS OF TRANSACTIONS THEREUNDER.

INTRODUCTION

This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract issued by the Company. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon the Company's understanding of the present federal income tax laws. No representation is made as to the likelihood of the continuation of the present federal income tax laws. Moreover, no attempt has been made to consider any applicable state or other tax laws.

The Contract may be purchased on a non-qualified basis or purchased and used in connection with plans qualifying for favorable tax treatment. The Qualified Contract is designed for use by individuals whose purchase payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under sections 401(a), 408, or 457 of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or Annuity Payments, and on the economic benefit to the Owner, the Annuitant, or the Beneficiary depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on the Company's tax status. In addition, certain requirements must be satisfied in purchasing a Qualified Contract with proceeds from a tax-qualified plan and receiving distributions from a Qualified Contract in order to continue receiving favorable tax treatment. Therefore, purchasers of Qualified Contracts should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The following discussion assumes that Qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAX STATUS OF THE CONTRACT

The Company believes that the Contract will be treated as an annuity contract and that the Company will be treated as owning the assets supporting the Contract for federal income tax purposes. The Company, however, reserves the right to modify the Contract as necessary to prevent the Owner from being considered the owner of the assets supporting the Contract for federal tax purposes.

Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, section 72(s) of the Code requires any Non-Qualified Contract to provide that: (a) if any Owner dies on or after the Annuity Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if any Owner dies prior to the Annuity Date, the entire interest in the Contract will be distributed within five years after the date of the Owner's death. These requirements will be considered satisfied as to any portion of the Owner's interest that is payable to or for the benefit of a "designated beneficiary," and that is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that Owner's death. The Owner's "designated beneficiary" is the person designated by such Owner as a beneficiary and to whom ownership of the contract passes by reason of death and must be a natural person. However, if the Owner's "designated beneficiary" is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Owner.

Non-Qualified Contracts contain provisions that are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. The Company intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

The following discussion assumes that the Contracts will qualify as annuity contracts for federal income tax purposes.


TAXATION OF ANNUITIES

In General. Section 72 of the Code governs taxation of annuities in general. The Company believes that an Owner who is a natural person is not taxed on increases in Contract Value until distribution occurs by withdrawing all or part of the Accumulation Value (e.g., withdrawals and surrenders) or as Annuity Payments under the Annuity Payment Option elected. For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the Accumulation Value (and in the case of a Qualified Contract, any portion of an interest in the qualified plan) generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or payment option) is taxable as ordinary income.

The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract value over the "investment in the contract" during the taxable year. There are some exceptions to this rule, and a prospective Owner that is not a natural person may wish to discuss these with a qualified tax adviser.

The following discussion generally applies to Contracts owned by natural persons.

Withdrawals.  In the case of a withdrawal from a Qualified Contract, under section 72(e) of the Code, a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the participant's total accrued benefit or balance under the retirement plan. The "investment in the contract" generally equals the portion, if any, of any purchase payments paid by or on behalf of the individual under a Contract that was not excluded from the individual's gross income. For Contracts issued in connection with qualified plans, the "investment in the contract" can be zero. Special tax rules may be available for certain distributions from Qualified Contracts.

In the case of a withdrawal from a Non-Qualified Contract, under section 72(e), any amounts received are generally first treated as taxable income to the extent that the Accumulation Value immediately before the withdrawal exceeds the "investment in the contract" at that time. Any additional amount withdrawn is not taxable. The Accumulation Value immediately before a partial withdrawal may have to be increased by any positive Market Value Adjustment which results from a partial withdrawal. There is, however, no definitive guidance on the proper tax treatment of Market Value Adjustments and an Owner should contact a qualified tax adviser with respect to the potential tax consequences of such an adjustment.

In the case of a surrender under a Qualified or Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the "investment in the contract."

Exchanges. Section 1035 of the Code generally provides that no gain or loss shall be recognized on the exchange of one annuity contract for another. If the surrendered contract was issued prior to August 14, 1982, the tax rules formerly provided that the surrender was taxable only to the extent the amount received exceeds the owner's investment in the contract will continue to apply to amounts allocable to investments in that contract prior to August 14, 1982. In contrast, contracts issued after January 19, 1985 in a Code section 1035 exchange are treated as new contracts for purposes of the penalty and distribution-at-death rules. Special rules and procedures apply to section 1035 transactions. Prospective Owners wishing to take advantage of section 1035 should consult their tax adviser.

Annuity Payments. Although tax consequences may vary depending on the payment option elected under an annuity contract, under Code section 72(b), generally (prior to recovery of the investment in the contract) gross income does not include that part of any amount received as an annuity under an annuity contract that bears the same ratio to such amount as the investment in the contract bears to the expected return at the annuity starting date. In general, there is no tax on the portion of each payment that represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each annuity payment is taxable until the recovery of the investment in the contract, and thereafter the full amount or each annuity payment is taxable. If death occurs before full recovery of the investment in the contract, the unrecovered amount may be deducted on the annuitant's final tax return.

Taxation of Death Benefit Proceeds. Amounts may be distributed from a Contract because of the death of an Owner or the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract or (ii) if distributed under an Annuity Payment Option, they are taxed in the same way as Annuity Payments. For these purposes, the investment in the contract is not affected by the owner's or annuitant's death. That is, the investment in the contract remains the amount of any purchase payment paid that was not excluded from gross income.

Penalty Tax on Certain Withdrawals. In the case of a distribution pursuant to a Non-Qualified Contract, there may be imposed a federal penalty tax equal to 10% of the amount treated as taxable income. In general, however, there is no penalty on distributions:

         1.      made on or after the taxpayer reaches age 59 1/2;

         2. made on or after the death of the holder (or if the holder is not an individual, the death of the primary annuitant);

         3.      attributable to the taxpayer's becoming disabled;

         4. a part of a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his or her designated beneficiary;

         5. made under certain annuities issued in connection with structured settlement agreements; and

         6. made under an annuity contract that is purchased with a single purchase payment when the annuity date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity payment period.

Other tax penalties may apply to certain distributions under a Qualified
Contract.

Possible Changes in Taxation. In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. Although as of the date of this prospectus Congress is not considering any legislation regarding taxation of annuities, there is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT

A transfer of ownership of a Contract, the designation of an Annuitant, Payee or other Beneficiary who is not also the Owner, the selection of certain Annuity Dates or the exchange of a Contract may result in certain tax consequences to the Owner that are not discussed herein. An Owner contemplating any such transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

WITHHOLDING

Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. Effective January 1, 1993, distributions from certain qualified plans are generally subject to mandatory withholding. Certain states also require withholding of state income tax whenever federal income tax is withheld.

MULTIPLE CONTRACTS

All non-qualified deferred annuity contracts that are issued by the Company (or its affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in gross income under section 72(e) of the Code. The effects of this rule are not yet clear; however, it could affect the time when income is taxable and the amount that might be subject to the 10% penalty tax described above. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of section 72(e) of the Code through the serial purchase of annuity contracts or otherwise. There may also be other situations in which the Treasury Department may conclude that it would be appropriate to aggregate two or more annuity contracts purchased by the same owner. Accordingly, an Owner should consult a competent tax adviser before purchasing more than one annuity contract.

TAXATION OF QUALIFIED PLANS

The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from contributions in excess of specified limits; distributions prior to age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; aggregate distributions in excess of a specified annual amount; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but the Company shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents to be bound. Owners are responsible for determining that contributions, distributions and other transactions with respect to the Contracts satisfy applicable law. Purchasers of Contracts for use with any retirement plan should consult their legal and tax adviser regarding the suitability of the Contract. Brief descriptions follow of the various types of qualified retirement plans in connection with a Contract. The Company will amend the Contract as necessary to conform it to the requirements of such plan.

Corporate Pension and Profit Sharing Plans and H.R. 10 Plans. Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract to provide benefits under the plans. Adverse tax consequences to the plan, to the participant or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments. Employers intending to use the Contract with such plans should seek competent advice.

Individual Retirement Annuities. Sections 219 and 408 of the Code permit eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that may be contributed, the persons who may be eligible, and on the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees.

Deferred Compensation Plans. Section 457 of the Code provides for certain deferred compensation plans. These plans may be offered with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities, certain affiliates of such entities, and tax exempt organizations. The plans may permit participants to specify the form of investment for their deferred compensation account. All investments are owned by the sponsoring employer and are subject to the claims of the general creditors of the employer. Depending on the terms of the particular plan, the employer may be entitled to draw on deferred amounts for purposes unrelated to its Section 457 plan obligations. In general, all amounts distributed from a
Section 457 plan to the owner or annuitant are taxable at the time of distribution.

Restrictions Under Qualified Contracts. Other restrictions with respect to the election, commencement, or distribution of benefits may apply under Qualified Contracts or under the terms of the plans in respect of which Qualified Contracts are issued.

Unisex Legal Considerations for Employers. In 1983, the Supreme Court held in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. In addition, legislative, regulatory and decisional authority of some states may prohibit use of sex-distinct mortality tables under certain circumstances.

Generally, the annuity payment rates under the Annuity Payment Options are based on tables that distinguish between men and women. As a result, different benefits may be paid to men and women of the same age. Employers and employee organizations should check with their legal advisers before purchasing these Contracts.

OTHER TAX CONSEQUENCES

As noted above, the foregoing comments about the federal tax consequences under these Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in the prospectus. Further, the federal income tax consequences discussed herein reflect the Company's understanding of current law and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each Owner or recipient of the distribution. A competent tax adviser should be consulted for further information.


                               OTHER INFORMATION

DISTRIBUTION OF THE CONTRACTS

CNA/ISI, which is located at CNA Plaza, Chicago, Illinois 60685, is principal underwriter and distributor of the Contracts. CNA/ISI is an affiliate of the Company, is registered with the SEC as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. ("NASD"). The Company pays CNA/ISI for acting as principal underwriter under a distribution agreement. The Contract are offered on a continuous basis and the Company does not anticipate discontinuing the offer.

Applications for Contracts are solicited by agents who are licensed by applicable state insurance authorities to sell the Company's insurance contracts and who are also registered representatives of a broker-dealer having a selling agreement with CNA/ISI. Such broker-dealers will generally receive commissions based on a percentage of the Single Premium made (up to a maximum of 6.5%). The writing agent will receive a percentage of these commissions from the respective broker-dealer, depending on the practice of that broker-dealer. Owners do not pay these commissions. In general, commissions paid will vary with the type of Account and Guarantee Period durations selected by the Owner, with longer duration Guarantee Periods generating relatively higher commissions.

ADMINISTRATIVE SERVICES

Financial Administration Services, Inc. administers the Contract on behalf of the Company at the Service Center. In this capacity, Financial Administration Services, Inc. is responsible for the following: processing Single Premiums, Annuity Payments, death benefits, surrenders, withdrawals, and transfers; preparing confirmation notices and periodic reports; calculating Account Values; distributing tax reports; and generally assisting Owners.

LEGAL PROCEEDINGS

There are no legal proceedings to which the Separate Accounts are a party to or which the assets of the Separate Accounts are subject. The Company, as an insurance company, is ordinarily involved in litigation. The Company does not believe that any current litigation is material to its ability to meet its obligations under the Contract or to the Separate Accounts nor does the Company expect to incur significant losses from such actions.

LEGAL MATTERS

All matters relating to Pennsylvania law pertaining to the Contracts, including the validity of the Contracts and the Company's authority to issue the Contracts, have been passed upon by Lynne Gugenheim, Esquire, Vice President and Associate General Counsel of the Company. Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to the federal securities laws.

EXPERTS

The balance sheets of the Company as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity, and cash flows for the years ended December 31, 1995, 1994, and 1993, which are included in the prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report therein, and are included therein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                   ADDITIONAL INFORMATION ABOUT VALLEY FORGE
                             LIFE INSURANCE COMPANY

HISTORY AND BUSINESS

Valley Forge Life Insurance Company was incorporated under the laws of the state of Pennsylvania on August 9, 1956 and began its operations on December 1, 1956. The Company markets a full range of life and accident and health insurance products either directly or through its pooling agreement with Assurance, including group medical and life, universal life, traditional life, and annuities.

Formation of the Company was sponsored American Casualty Company of Reading, Pennsylvania, which owned 50% of the 44,000 outstanding shares of the Company. The remaining 50% interest was held by the Valley Forge Insurance Company, a wholly owned subsidiary of American Casualty Company.

In late 1963, control of the parent companies was acquired by Continental Casualty Company of Chicago, Illinois. In 1967, all outstanding shares of Continental Casualty Company were exchanged for stock of CNA Financial Corporation, the parent company of the CNA Insurance Companies. On December 30, 1983, all outstanding shares of the Company were acquired by Continental Assurance Company, a life insurance company subsidiary of CNA Financial Corporation. Controlling interest of CNA Financial Corporation is held by Loews Corporation, a publicly held company whose shares are traded on the New York Stock Exchange.


Effective December 31, 1985, pursuant to a Reinsurance Pooling Agreement the Company began ceding all of its business to its parent, Assurance. This business is then pooled with the business of Assurance, excluding Assurance's participating contracts and separate accounts, and 10% of the combined net pool was retroceded to the Company. This agreement was amended effective July 1, 1996, for the purpose of also excluding the separate accounts of the Company.


SELECTED FINANCIAL DATA

The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this prospectus.

                                                       (000)
                                            Selected Financial Data
                                         For the Periods Ended December 31,
                                    ------------------------------------------------
                                        1995     1994      1993     1992    1991
Net Investment Income                $ 31,494  $ 22,759  $ 16,144 $ 19,627 $ 25,815
Net Operating Income
  (Excluding Realized Gains/Losses)  $ 13,551  $ 10,408  $  4,655 $  6,425 $  4,291
Net Income                           $ 22,510  $  7,482  $  7,107 $  7,119 $ 10,142
Total Assets                         $624,820  $552,836  $475,892 $443,577 $402,535

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS



The following management discussion and analysis should be read in conjunction with the financial statements and related notes.

Valley Forge Life Insurance Company (VFL) is a wholly-owned subsidiary of Continental Assurance Company (Assurance). Assurance is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 84% of the outstanding common stock of CNA.

VFL and Assurance, have an intercompany pooling agreement to share their combined underwriting results inclusive of Assurance's participating policies and Separate Account business. Under this pooling agreement, VFL cedes 100% of its net business before pooling to Assurance and in turn receives 10% of the combined results. Assurance retains 90% of the combined results. See Note 8 of the Financial Statements for the effects of reinsurance on VFL's premium revenues.

VFL markets a variety of individual and group insurance products, either directly or through its pooling agreement with Assurance. The individual insurance products currently being marketed consist primarily of term, universal life, and individual annuity products. Group insurance products include life, accident and health consisting primarily of major medical and hospitalization, and pension products.

All aspects of the insurance business are highly competitive. The combined operations of VFL and Assurance compete with a large number of stock and mutual life insurance companies for both producers and customers and Assurance and VFL and must continuously allocate resources to refine and improve insurance products and services. There are approximately 1,800 companies selling life insurance (including health insurance and pension products) in the United
States. The combined companies of VFL and Assurance rank as the twenty-second largest life insurance organization based on 1995 consolidated statutory premium volume.

The operations and assets and liabilities of VFL and its parent, Assurance, are managed to a large extent on a combined basis. The discussion in the following five paragraphs is based on the combined results, excluding participating policies and separate account business which relate solely to Assurance.

In 1994, CNA formed the Life Operations Department to increase substantially its presence and profitability in the individual life marketplace. The department is continuing to experience strong growth in the individual life business, which markets term, universal and annuities products. The department has introduced new term and permanent life products, as well as annuities. All new products have been very well received in the marketplace, as 1995 applications for new policies increased to more than 169,000 from 67,000 in 1994, a 152% increase. Sales volume as measured by first year paid premium and deposits increased to $276 million in 1995 from $69 million in 1994, a 300% increase. In 1994, the department began distributing its products through managing general agencies in addition to its traditional distribution channel of property/casualty independent agents. Managing general agents produced almost half of the first year premium in 1995.

Another notable accomplishment in 1995 was the conversion of all processing from main frame computer system to a more efficient PC-based processing systems, thus substantially reducing operating expenses.

CNA is a prominent player in group life and health insurance. It offers a range of products, including medical and hospitalization coverages, group life and pension products sold to businesses, groups and associations.

In the medical and hospitalization market, Assurance's $2 billion Federal Employees Health Benefits Program (FEHBP) continues to compete effectively. Assurance has undertaken a number of initiatives to enhance service, manage health care utilization demand and quality, and strengthen Assurance's networks of physicians, hospitals and other providers.

In the market for private employer medical benefits, Assurance launched a niche strategy of developing risk- and profit-sharing partnerships with health care providers for point-of-service managed care products in selected geographic markets. Looking ahead, Assurance will also promote full-service medical savings account products. These strategies are expected to enhance future operating results.

Results of Operations:

The following chart summarizes key components of the Valley Forge Life Insurance Company (VFL) operating results for each of the last three years and the first half of 1996 and 1995.

VALLEY FORGE LIFE INSURANCE COMPANY OPERATIONS
-------------------------------------------------------------------------------------------------------------------

                                                     June 30    June 30     December 31 December 31   December 31
For the Period Ended                                  1996        1995           1995         1994         1993
-------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Operating Summary
(excluding realized investment gains/losses):
Revenues:
   Individual
       Accident and health                         $       75 $    1,540  $     3,197   $     3,191    $     2,995
       Life and annuity                                26,737     19,270        45,171       34,500         28,760
                                                   -----------   -------     ----------   ----------    -----------
       Total Individual                                26,812     20,810        48,368       37,691         31,755
   Group
       Accident and health                            124,290     107,751       218,969      211,120        198,300
        Life and annuity                                9,119      14,334        29,316       14,169         10,790
                                                   -----------   --------   ----------    ----------    -----------
        Total Group                                   133,409     122,085       248,285      225,289        209,090
-------------------------------------------------------------------------------------------------------------------
    Total Premiums                                    160,221     142,895       296,653      262,980        240,845
Net investment income                                  13,369      15,434        31,494       22,759         16,144
Other                                                   2,499       1,913         4,818        4,789          3,435
-------------------------------------------------------------------------------------------------------------------
Total revenues                                        176,089     160,242       332,965       290,528       260,424
Benefits and expenses                                 167,376     149,201       312,038       274,439       253,355
-------------------------------------------------------------------------------------------------------------------
   Income before income tax                             8,713      11,041        20,927        16,089         7,069
Income tax expense                                     (3,055)     (3,889)       (7,376)       (5,681)       (2,414)
===================================================================================================================
     Net operating income
     (excluding realized investment gains/losses)  $    5,658   $   7,152     $  13,551     $  10,408     $   4,655
===================================================================================================================
Supplemental Financial Data:
Net operating income:
     Individual                                    $    2,742   $   3,030     $   5,597     $   3,119      $    885
     Group                                              2,916       4,122         7,954         7,289         3,770
-------------------------------------------------------------------------------------------------------------------
     Net operating income                               5,658       7,152        13,551        10,408         4,655
     Net realized investment gains (losses):            2,434       8,169         8,959        (2,926)        2,452
===================================================================================================================
     Net income                                      $  8,092    $ 15,321     $  22,510      $  7,482       $ 7,107
===================================================================================================================

VFL's revenues for the year ended December 31, 1995, excluding net realized investment gains, were $333.0 million or up 14.6% from year end 1994 and up 27.9% from 1993. Total life individual premium income for 1995 was $48.4 million, up 28.3% from the $37.7 million earned in 1994 and up 52.3% from 1993. The increase in 1995 is due primarily to increased sales of new term and permanent life products as previously discussed. Premium revenue as defined by generally accepted accounting principles, and disclosed in the above exhibit, does not include deposits on annuity contracts or premiums on universal life policies.

VFL's total group premium income was $248.3 million, up 10.2% from the $225.3 million earned in 1994 and up 18.7% from 1993's $209.1 million. Group accident and health premium income included in total group premium income, is primarily from the contract with FEHBP. Group accident and health premium income was $219.0 million for 1995 a 3.7% increase from 1994's premium of $211.1 million, and a 10.6% increase from 1993's premium of $198.3 million . Group life and annuity premium income, included in total group premium income above, exhibited strong growth rising 31.3% to $14.2 million in 1994 from $10.8 million in 1993 and up 106.9% from $14.2 million in 1994 to $29.3 million in 1995. This growth is attributable to strong positive cash flow from the growth in new business.

VFL's investment income increased substantially from $16.1 million in 1993 to $22.8 million in 1994 and $31.5 million in 1995 due to strong positive cash flow from the growth in new business and higher yielding investments resulting from a shift of VFL's investment portfolio during 1994 to longer term securities.

VFL's net operating income excluding net realized investment gains/losses was $13.6 million for 1995, compared to $10.4 million and $4.7 million for 1994 and 1993, respectively. The individual business segment reported net operating income of $5.6 million for 1995, compared to $3.1 million and $0.9 million for 1994 and 1993, respectively. The group business segment reported net operating income of $8.0 million for 1995, compared to $7.3 million for 1994 and $3.8 million for 1993. Profits for the individual business segment increased due to increased investment income, improved mortality experience and increased interest rate spreads on interest sensitive products.

Net realized investment gains, net of tax, amounted to $9.0 million in 1995, compared to net realized investment losses of $2.9 million in 1994 and net realized investment gains of $2.5 million in 1993. Net realized investment gains for 1995 were primarily realized on sales of fixed maturities such sales being in the ordinary course of portfolio management.


Six Months Results of Operations

     VFL revenues, excluding realized investment gains, for the six months ended June 30, 1996 were $176.1 million, up 9.9% when compared to $160.2 million for the similar period of 1995. Total life individual premium income for the first half of 1996 was $26.8 million, up 28.8% from the $20.8 million earned in the first half of 1995. This growth is due to continued sales and market acceptance of new life and annuity products first offered in late 1994. Offsetting this increase somewhat is the discontinuation of the company's individual disability insurance business, through assumption of reinsurance with an unaffiliated insurance company. Total group premium was $133.4 million, up 9.3% from the $122.1 million earned in the comparable 1995 period. This increase is primarily attributable to FEHBP.

Investment income decreased 13.4% to $13.4 million in the first half of 1996, as compared to $15.4 million for the same period a year ago. The decline was due to a increase in lower yielding short-term securities as proceeds from sales of fixed maturities were invested in short term securities.

Pretax operating income for VFL, excluding net realized investment gains/losses, was $8.7 million for the first six months of 1996, down 21.1% compared to the $11.0 million recognized for the same period in 1995.

VFL's net income excluding net realized investment gains/losses was $5.7 million for the first six months of 1996, compared to $7.2 million for the same period in 1995. The individual segment reported net operating income of $2.7 million for the first half of 1996 a decrease of 9.5%, compared to $3.0 million in the comparable period a year ago. This decrease is a result of very favorable mortality experienced in the individual life business in the first half of 1995, as well as reduced investment income results in 1996. The group segment reported net operating income for the first six months of 1996 of $2.9 million, a decline of 29.3% compared to the $4.1 million earned in the first half of 1995. The decline was due to the decreased investment income as well as unfavorable mortality experience in group life cases and lower administrative fees in group pension cases.

Net realized investment gains for the first six months of 1996 were $2.4 million, compared to net realized investment gains of $8.2 million for the comparable period in 1995, both reflective of the interest rate environments during the respective periods.

Financial Condition:

FINANCIAL CONDITION
---------------------------------------------------------------------------------------------------
                                                                                 Stockholder's
                                                 Statutory          Assets          Equity
                                                  Surplus
(In thousands of dollars, except per share data)
---------------------------------------------------------------------------------------------------
June 1996                                        $  126,508     $   687,795     $    187,938
December 1995                                       129,912         624,820          195,472
December 1994                                       122,267         552,836          156,196
December 1993                                       117,650         475,892          153,249
December 1992                                       115,660         443,577          144,873
December 1991                                       111,382         402,535          137,857
---------------------------------------------------------------------------------------------------

Assets totaled $625 million at the end of 1995, an increase of 13.0% over 1994 and 31.3% over 1993. VFL's cash and invested assets of $504 million increased by $64 million, or 14.6%, over the 1994 level of $440 million, and increased $29 million over the 1993 level of $475 million.

VFL's stockholder's equity was $195 million at December 31, 1995, compared to $156 million and $153 million at December 31, 1994 and 1993, respectively. The increase in stockholder's equity in 1995 is due to a $16.8 million increase in net unrealized investment gains and net income of $22.5 million. The increase in stockholder's equity in 1994 was primarily due to net income of $7.5 million which was partially offset by $4.5 million of net unrealized investment losses.

The decrease in stockholder's equity of $7.5 million at June 30, 1996 compared to December 31, 1995 is due to a decrease in net unrealized gains of $15.6 million, offset by net income of $8.1 million. The change in net unrealized net unrealized gains/losses is attributable, in large part, to increases in interest rates which have an adverse effect on bond prices.

Statutory surplus of VFL has grown steadily from $111 million at December 31, 1991 to $127 million at June 30, 1996. The decrease in surplus for the six months ended June 30, 1996 is due to a net statutory loss which is primarily attributable to the substantial acquisition costs related to the new sales of of individual life and annuity products. Such costs are immediately charged to income for statutory reporting purposes; under generally accepted accounting principles, such costs are capitalized and amortized to income over the duration of these policies.

The National Association of Insurance Commissioners (NAIC) has developed industry minimum Risk-Based Capital (RBC) requirements. The RBC formulas are designed to identify an insurer's minimum capital requirements based upon the inherent risks (e.g., asset default, credit and underwriting) of its operations. In addition to the minimum capital requirements, the RBC formula and related regulations identify various levels of capital adequacy and corresponding actions that the state insurance departments should initiate. The level of capital adequacy below which insurance departments would take action is defined as the Company Action Level. As of December 31, 1995, VFL has capital in excess of the Company Action Level.

The NAIC also maintains the Insurance Regulatory Information System ("IRIS), which assists the state insurance departments in overseeing the financial condition of both life and property/casualty insurers through application of a number of financial ratios. These ratios have a range of results characterized as "usual" by the NAIC. The NAIC IRIS user guide regarding these ratios states that "Falling outside the usual range is not considered a failing
result"...and... "in some years it may not be unusual for financially sound companies to have several ratios with results outside the usual range." Management believes that IRIS ratio test results should be reviewed carefully in conjunction with all other financial information. VFL had one IRIS ratio for 1995 with an unusual value, surplus relief. The unusual value relates to the substantial commissions on new individual business ceded to Assurance under the pooling agreement.

Investments:

The following table summarizes VFL's investments with fixed maturities and short term investments shown at amortized cost and all other investments shown at cost for each of the last three years and for the first half of 1996. Fixed maturities and equity securities are considered available for sale and are shown at market value in the financial statements, the effect of which is shown in "Investments at Market Value" in the table below.

------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF INVESTMENTS -

                                  June 30                                    December 31
                             -----------------    -----------------------------------------------------------

For the period ended           1996        %         1995       %        1994      %       1993        %
--------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Investments:
   Fixed maturities
   (at amortized cost):
     U.S. Treasuries and
     Agencies               $ 114,889    21.7      $ 186,083   42.1   $  69,148  15.6   $ 23,631      6.4
     Asset Backed              68,119    12.9         84,785   19.2     219,470  49.6      6,378      1.7
     Other Debt Securities     94,177    17.8         76,533   17.4      67,381  15.2     64,167     17.2
                             --------    ----     ----------   ----   ---------  ----   --------     ----
   Total Fixed maturities     277,185    52.4        347,401   78.7     355,999  80.4     94,176     25.3
   Equity securities:
     Common stocks              1,074     0.2          1,074    0.2       1,074   0.2        981      0.3
   Policy loans                59,979    11.3         56,008   12.7      47,001  10.6     40,942     11.0
   Short-term investments     191,482    36.1         37,184    8.4      39,067   8.8    235,948     63.4
-----------------------------------------------------------------------------------------------------------
Investments                  $ 529,720  100.0%    $ 441,667   100.0%  $ 443,141 100.0% $ 372,047   100.0%
============================================================================================================
Investments at Market Value  $ 526,663            $ 462,650            $438,330        $ 374,214
============================================================================================================

As mentioned previously, the operations and assets and liabilities of VFL and Assurance are, to a large extent, managed on a combined basis. The investment portfolio is managed to maximize after-tax investment return while minimizing credit risks with investments concentrated in high quality securities to support its insurance underwriting operations. The investment portfolios segregated for the purpose of supporting policy liabilities for universal life, annuities and other interest sensitive products are held by Assurance.

VFL has the capacity to hold its fixed maturity portfolio to maturity. However, securities may be sold as part of VFL's asset/liability strategies or to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, or other similar factors. Accordingly, the fixed maturity securities are classified as available-for-sale.

Footnote 3 to the financial statements is incorporated herein by reference and provides market value information for fixed maturity and equity securities.

The investment portfolio consists primarily of high quality marketable fixed maturities at December 31, 1995, 98% of which are rated as investment grade.

At December 31, 1995, 76% of the fixed maturity portfolio was invested in U.S. government and government agencies securities, 6% in other AAA rated securities, and 11% in AA and A rated securities.

Included in VFL's fixed maturity securities at December 31, 1995 are $85 million of asset-backed securities, consisting of approximately 23% in U.S. government agency issued pass-through certificates, 70% in collateralized mortgage obligations (CMO's), and 7% in corporate asset-backed obligations. The majority of CMO's held are U.S. government agency issues, which are actively traded in liquid markets and are priced by broker-dealers.

VFL limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. VFL avoids investments in complex mortgage derivatives without readily ascertainable market prices. At December 31, 1995, the fair value of asset-backed securities was in excess of the amortized cost by approximately $3 million compared with unrealized losses of $8 million at December 31, 1994. VFL has not invested in derivative financial instruments during the last three years. Nor does it have any investments in mortgage loans or real estate.

VFL's investments in fixed maturities are carried at a fair value of $368 million, compared with $351 million at December 31, 1995 and 1994, respectively. At December 31, 1995, net unrealized gains on fixed maturity securities amounted to approximately $20 million. This compares with net unrealized losses of $5 million at December 31, 1994. The gross unrealized gains and losses for the fixed maturity securities portfolio at December 31, 1995, were $20.4 million and $25 thousand, respectively, compared to $5.6 million and $10.7 million, respectively, at December 31, 1994 and $3.0 million and $1.2 million, respectively, at December 31, 1993. Such fluctuations from year-to-year are primarily due to change in interest rates.

The following table summarizes the unrealized net gains and losses from fixed maturity and equity securities for the last three years and for the first half of 1996.

NET UNREALIZED APPRECIATION (DEPRECIATION)
FIXED MATURITY AND EQUITY SECURITIES

-------------------------------------------------------------------------------
                                 June 30,                  December 31,
                              ----------------   ------------------------------
For the period ended               1996            1995         1994      1993
-------------------------------------------------------------------------------
(In thousands of dollars)

Fixed Maturities                 $ (3,808)        $ 20,361  $ (5,044)   $ 1,847
Equity securities                     751              622       233        319

-------------------------------------------------------------------------------


Liquidity and Capital Resources:

The liquidity requirements of VFL have been met primarily by funds generated from operations. VFL's principal operating cash flow sources are premiums and investment income. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

For the year ended December 31, 1995, VFL's operating activities generated net positive cash flows of approximately $21 million, compared with $75 million in 1994 and $23 million in 1993. VFL believes that future liquidity needs will be met primarily by cash generated from operations. Net cash flows from operations are invested in marketable securities.

VFL's insurance ratings are pooled ratings with Assurance. VFL/Assurance has received the following ratings as of June 30, 1996: A.M. Best, A; Standard and Poor's, AA; and Duff and Phelps, AA such ratings are subject to regular review and change.

Standards adopted during 1995

Disclosures of Certain Significant Risks and Uncertainties
In December 1994, the AICPA issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." This SOP requires reporting entities to include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. Additional disclosures are required for certain significant estimates utilized in the financial statements and current vulnerability due to certain concentrations if specific criteria are met. This Statement is effective for financial statements issued for fiscal years ending after December 15, 1995. The adoption of this Statement had no impact on the results of operations of VFL.

Accounting by Creditors for Impairment of a Loan
In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 114, "Accounting by Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It also requires that applicable loans be treated as impaired when it is probable that a creditor will be unable to collect all amounts (both principal and interest) contractually due. This Statement applies to financial statements for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" which amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. It also amends the disclosure requirements to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The adoption of these Statements did not have a significant impact on VFL.

Standards Adopted in 1996

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for 1996 financial statements, although earlier adoption is permissible. This Statement had no significant impact on the results of operations for VFL.

Accounting for Stock-Based Compensation

In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation". This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The requirements of this Statementis effective for 1996 financial statements. This Statement had no impact on the financial statements of VFL as the Company has no compensation which qualifies.

EMPLOYEES

As of December 31, 1995, the Company had no employees as it has contracted with CCC for services performed by CCC employees.

PROPERTIES

The Company reimburses CCC for its proportionate share of office facilities. The Company neither owns nor directly leases any office space.


CERTAIN AGREEMENTS

The Company is party to The Intercompany Pooling Agreement with Continental Assurance Company (Assurance) which is discussed above and in Notes to the Company's Financial Statements included in this Prospectus. Such disclosure in
Note 1, Significant Accounting Policies; Note 8, Reinsurance; and Note 9, Related Parties is specifically incorporated herein by reference. In addition, the Company is party to the CNA Intercompany Expense Agreement whereby expenses incurred by CNA Financial Corporation and each of its subsidiaries are allocated to the appropriate company. All acquisition and underwriting expenses allocated to the Company are further subject to the Intercompany Pooling Agreement, so that acquisition and underwriting expenses recognized by the Company approximates ten percent of the combined acquisition and underwriting expenses of the Company and Assurance. Pursuant to the foregoing agreements, the Company recorded amortization of deferred acquisition costs and other operating expenses totaling $41 million, $37 million, and $32 million for 1995, 1994 and 1993, respectively. Disclosure regarding expenses pursuant to the CNA Intercompany Expense Agreement in Note 9 in Notes to the Company's Financial Statements is also specifically incorporated herein by reference.


STATE REGULATION

The Company is subject to the laws of the Commonwealth of Pennsylvania governing insurance companies and to the regulations of the Pennsylvania Department of Insurance (the "Insurance Department"). A detailed financial statement in the prescribed form (the "Statement") is filed with the Insurance Department each year covering the Company's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Insurance Department includes periodic examination to determine contract liabilities and reserves so that the Insurance Department may certify that these items are correct. The Company's books and accounts are subject to review by the Insurance Department at all times. A full examination of the Company's operations is conducted periodically by the Insurance Department and under the auspices of the NAIC.

In addition, the Company is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. The Company is required to file the Statement with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by these agencies at regular intervals.

The NAIC has  adopted  several  regulatory  initiatives  designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Statement. It is anticipated that these standards will have no significant effect upon the Company.

Further, many states regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies that have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of the Company are subject to various federal securities laws and regulations. In addition, current and proposed federal measures that may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.


DIRECTORS AND EXECUTIVE OFFICERS

The name, age, positions and offices, term as director, and business experience during the past five years for the Company's directors and executive officers are listed in the following table.

Each director is elected to serve until the annual meeting of stockholders or until his or her successor is elected and shall have qualified. Some directors have held various executive positions with insurance company affiliates of the Company.

|-------------------------------------------------------------------------------------------------------------------|
|                       Officers of the Company                                                                     |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|           Name and    |Age| Position(s) Held |                           Principal Occupation(s)                  |
|            Address    |   | with the Company |                           During Past Five Years                   |
|                       |   |                  |                                                                    |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Dennis H. Chookaszian  |53 |Director, Chairman|Chairman of the Board and Chief Executive Officer of the CNA        |
|CNA Plaza              |   |of the Board and  |Insurance Companies since September 1992. From November 1990 to     |
|Chicago, IL 60685      |   |Chief Executive   |September 1992, Mr. Chookaszian was President and Chief Operating   |
|                       |   |Officer           |Officer of the CNA Insurance Companies. Prior thereto, he was Vice  |
|                       |   |                  |President and Controller Mr. Chookaszian has served as a Director   |
|                       |   |                  |since 1990.
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Phillip L. Engel       |56 |Director,         |President of the CNA Insurance Companies since September 1992. From |
|CNA Plaza              |   |President         |November 1990 until September 1992 he was Executive Vice President  |
|Chicago, IL 60685      |   |                  |of the CNA Insurance Companies. Prior thereto, Mr. Engel had been a |
|                       |   |                  |Vice President of the CNA Insurance Companies since 1977.           |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|William J. Adamson, Jr.|43 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since November |
|200 S. Wacker Drive    |   |President         |1995; Group Vice President of the CNA Insurance Companies from      |
|Chicago, IL            |   |                  |April 1993 through October 1995;  Vice President of the CNA         |
|                       |   |                  |Insurance Companies from May 1987 through April 1993.               |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|James P. Flood         |45 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since April    |
|CNA Plaza              |   |President         |1995; Senior Vice President of the Continental Insurance Company    |
|Chicago, IL 60685      |   |                  |from October 1992 through May 1995; Vice President of the           |
|August 1991            |   |                  |Continental Insurance Company from August 1991 through May 1995.    |
|through May 1995.      |   |                  |                                                                    |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Michael C. Garner      |44 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since September|
|CNA Plaza              |   |President         |1993.  Partner of Coopers and Lybrand from October 1989 through     |
|Chicago, IL 60685      |   |                  |September 1993.                                                     |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Bernard L. Hengesbaugh |49 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since November |
|CNA Plaza              |   |President         |1990.                                                               |
|Chicago, IL 60685      |   |                  |                                                                    |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Peter E. Jokiel        |49 |Director, Senior  |Senior Vice President and Chief Financial Officer of the CNA        |
|CNA Plaza              |   |Vice President    |Insurance Companies since November 1990.                            |
|Chicago, IL 60685      |   |and Chief         |                                                                    |
|                       |   |Financial Officer |                                                                    |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Jack Kettler           |52 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since May 1994;|
|CNA Plaza              |   |President         |Senior Vice President of Midland Mutual Life Insurance Company from |
|Chicago, IL 60685      |   |                  |January 1989 through May 1994.                                      |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|-----------------------|---|------------------|--------------------------------------------------------------------|
|Donald M. Lowry        |66 |Director, Senior  |Senior Vice President, Secretary and General Counsel of the CNA     |
|CNA Plaza              |   |Vice President,   |Insurance Companies since August 1992;  Senior Vice President and   |
|Chicago, IL 60685      |   |Secretary and     |General Counsel of the CNA Insurance Companies from November 1990   |
|                       |   |General Counsel   |to August 1992.                                                     |
|-----------------------|---|------------------|--------------------------------------------------------------------|
|--------------------------------------------------------------------------------------------------------------------|
|                       Officers of the Company                                                                      |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|           Name and    |Age| Position(s) Held |                           Principal Occupation(s)                   |
|            Address    |   | with the Company |                           During Past Five Years                    |
|                       |   |                  |                                                                     |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|Carolyn L. Murphy      |51 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since November  |
|CNA Plaza              |   |President         |1990.                                                                |
|Chicago, IL 60685      |   |                  |                                                                     |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|William H. Sharkey, Jr.|48 |Director, Senior  |Senior Vice President of the CNA Insurance Companies since January   |
|CNA Plaza              |   |Vice President    |1994; Senior Vice President of Cigna Healthcare from October 1970    |
|Chicago, IL 60685      |   |                  |through February 1994.                                               |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|Wayne R. Smith III     |50 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since May       |
|CNA Plaza              |   |President         |1994; Group Vice President of the CNA Insurance Companies from August|
|Chicago, IL 60685      |   |                  |1993 through May 1994; Senior Vice President of the Computer Power   |
|                       |   |                  |Group from August 1991 through August 1993.                          |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|Adrian M. Tocklin      |45 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since May 1995; |
|CNA Plaza              |   |President         |President of the Continental Insurance Company from June 1994        |
|Chicago, IL 60685      |   |                  |through May 1995; Executive Vice President of the Continental        |
|                       |   |                  |Insurance Company from August 1991 through August 1994.              |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|Jae L. Wittlich        |54 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since November  |
|CNA Plaza              |   |President         |1990.                                                                |
|Chicago, IL 60685      |   |                  |                                                                     |
|-----------------------|---|------------------|---------------------------------------------------------------------|
|-----------------------|---|------------------|---------------------------------------------------------------------|
|David W. Wroe          |49 |Senior Vice       |Senior Vice President of the CNA Insurance Companies since June      |
|CNA Plaza              |   |President         |1996; President of Agency Management Systems from August 1991        |
|Chicago, IL 60685      |   |                  |through June 1996.                                                   |
|-----------------------|---|------------------|---------------------------------------------------------------------|

EXECUTIVE COMPENSATION

     The  following  table  includes  compensation  paid  by the  CNA  Financial
Corporation and its subsidiaries for services rendered in all capacities for the years  indicated for the Chief  Executive  Officer and the next four most highly compensated  Executive  Officers as of December 31, 1995.  These  officers  also serve as  executive  officers  of Valley  Forge Life  Insurance  Company  (VFL);
therefore,  an applicable  portion of their  compensation  (4.45%) is charged to
VFL.
                                      Summary Compensation Table
                                          Annual Compensation
-------------------------------------------------------------------------------------------------------------
      Name and Principal Position           Year            Salary         Bonus             All Other
                                                                                           Compensation (f)
-------------------------------------------------------------------------------------------------------------

      Dennis H. Chookaszian                 1995            1,593,027      --              66,587
         Chairman of the Board              1994            1,242,091      --              51,939
         Chief Executive Officer            1993            1,132,716      350,000 (d)(e)  51,984
         CNA Insurance Companies

      Philip L. Engel                       1995            962,587        --              40,429
         President                          1994            825,539        --              34,661
         CNA Insurance Companies            1993            760,171        90,000 (d)      36,397

      Carolyn L. Murphy                     1995            562,307        206,000(a)      23,100
         Senior Vice President              1994            558,333        173,000(b)      23,380
         CNA Insurance Companies            1993            528,333        180,000(d)      22,190

      Jack Kettler                          1995            486,752        317,000(a)(c)  287,850(g)
         Senior Vice President              1994            266,309        100,000(c)     118,452(g)
         CNA Insurance Companies            1993            n/a            n/a             n/a

      Bernard L. Hengesbaugh                1995            500.082        142,000(a)       19,950
         Senior Vice President              1994            460,578        --               18,900
         CNA Insurance Companies            1993            415,000        248,281(d)       17,430

(a) Represents amounts earned for the year 1995 (paid in March of 1996), under the Annual Incentive Plan for Officers as hereinafter described.

(b) Represents amounts earned for the year 1994 (paid in March of 1995), under the Annual Incentive Plan for Officers as hereinafter described.

(c)  Represents employee signing bonus of $100,000 paid in 1995 and 1994.

(d) Represents amounts awarded under the Long Term Award Plan. The Long Term Award Program was instituted in 1990 to provide cash awards to key executives in recognition of individual performance and contribution to long term results. Awards were made on a discretionary basis and were approved by the Chairman and Chief Executive Officer of the CNA Insurance Companies. The amounts shown include both the 1992 and 1993 awards granted in April 1993 and December 1993, respectively. The awards granted to Messrs. Chookaszian and Engel of $100,000 and $90,000, respectively, recognized services rendered prior to October 1, 1992. These and all previously awarded but unpaid amounts were paid in 1993 when the Plan was terminated.

(e)   Includes a $250,000 bonus paid to Mr. Chookaszian in 1993.

(f) Represents amounts contributed or accrued for fiscal 1995, 1994 and 1993 for the named officers under the Company's savings plan and related supplemental savings plan.

(g) Includes $267,900 and $106,604 of relocation expenses paid in 1995 and 1994, respectively.


Employment Contracts

Valley Forge Life Insurance Company (the Company) is a wholly-owned subsidiary of Assurance. Assurance is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 84% of the outstanding common stock of CNA. All employees of the CNA Insurance Companies are employed by Casualty, with the exception of Dennis H. Chookaszian and Philip L. Engel who are employees of CNA.

         CNA is party to employment agreements (the "Agreements") with each of Dennis H. Chookaszian and Philip L. Engel. The Agreements are for a three-year term at an annual Base Salary of $950,000 for Mr. Chookaszian and $800,000 for Mr. Engel. The Agreements provide for the adoption by the Board of an Incentive Compensation Plan which will provide Mr. Chookaszian and Mr. Engel with an opportunity to earn a bonus based on performance and attainment of specified corporate goals. In all other respect, the agreements contain substantially the same terms as the prior agreements as approved by the Board in February of 1992. A brief summary of the Plan as adopted by the CNA Board is set forth herein.

         Each of the Agreements requires CNA to provide long-term disability coverage and permits the employee to participate in other benefit programs offered by the Company to its employees. In the event of death or disability, the employee is entitled to be paid the Base Salary to the end of the month in which such death or disability occurs and a prorated amount based on assumed attainment of the incentive compensation in effect at the time. Any incentive compensation paid is included in the computation of pensionable earnings under the Company's retirement plans. The employee may participate in the Qualified and Supplemental Savings Plan established by CNA wherein CNA pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount is also included in the computation of pensionable earnings.

         CNA may terminate each Agreement without cause at any time, in which event CNA is required to continue to make payments to the employee for a period of three years from the date of termination at a fixed rate based on Base Salary and the incentive compensation in effect at the time of such termination. Each Agreement contemplates negotiation of a renewal for an additional three year period at the expiration of its term on December 31, 1998 and provides that if the parties have not reached an agreement before March 31, 1999 at a Base Salary and opportunity for incentive compensation of not less than the amount of Base Salary and incentive compensation provided for the year 1998 at substantially the same terms as the expiring agreement, then the employment shall be considered terminated by CNA and the employee shall be entitled to termination pay for a period of three years based on the combined Base Salary and the assumed incentive compensation for 1998. If a renewal is not negotiated before December 31, 1998, the Executives shall become employees-at-will for a three month period at an actual salary representing the combined Base Salary and assumed Incentive Compensation for the year 1998.

         The Incentive Compensation Committee of CNA has granted Mr. Chookaszian and Mr. Engel, subject to shareholder approval of the Incentive Compensation Plan, allocations under the Incentive Compensation Plan entitling each of them to awards thereunder of a maximum of $1,450,000 for Mr. Chookaszian and $400,000 for Mr. Engel for the year 1996. A maximum of $1,650,000 for 1997 and $1,850,000 for 1998 has been granted to Mr. Chookaszian and maximums of $500,000 and $600,000 for the years 1997 and 1998 respectively have been granted to Mr. Engel. The actual awards to Messrs. Chookaszian and Engel would be subject to the attainment of specific performance goals in relation to after-tax income CNA, excluding realized investment gains and losses.

Retirement Plans

         Casualty provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans gives effect to benefits provided under the Supplemental Retirement Plan.

         The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with Casualty). Compensation under the Retirement Plans consists of salary paid by Casualty and its subsidiaries included under "Salary" and "Bonus" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1995 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.


                               Pension Plan Table

                            Normal Retirement in 1995
                          Estimated Annual Pension For
                    Representative Years of Credited Service

    Average Annual        15              20             25             30                35
     Compensation

       $400,000        $116,855       $155,807        $194,758        $207,044         $219,330
       $500,000        $146,855       $195,807        $244,758        $260,378         $275,997
       $600,000        $176,855       $235,807        $294,758        $313,711         $332,664
       $700,000        $206,855       $275,807        $344,758        $367,045         $389,331
       $800,000        $236,855       $315,807        $394,758        $420,378         $445,998
       $900,000        $266,855       $355,807        $444,758        $473,712         $502,665
     $1,000,000        $296,855       $395,807        $494,758        $527,045         $559,332
     $1,100,000        $326,855       $435,807        $544,758        $580,379         $615,999
     $1,200,000        $356,855       $475,807        $594,758        $633,712         $672,666
     $1,300,000        $386,855       $515,807        $644,758        $687,046         $729,333

         The amounts in the table reflect deductions for estimated Social Security payments.

         Mr. Chookaszian, Mr. Engel, Ms. Murphy, Mr. Hengesbaugh, and Mr. Kettler have 20, 30, 18, 16 and 2 years of credited service, respectively.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholder
Valley Forge Life Insurance Company

We have audited the accompanying balance sheets of Valley Forge Life Insurance Company (a wholly-owned subsidiary of Continental Assurance Company, which is a wholly-owned subsidiary of Continental Casualty Company, an affiliate of CNA Financial Corporation, an affiliate of Loews Corporation) as of December 31, 1995 and 1994 and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Valley Forge Life Insurance Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1993.





Deloitte & Touche LLP
Chicago, Illinois
June 21, 1996

           FINANCIAL STATEMENTS OF VALLEY FORGE LIFE INSURANCE COMPANY


     The following financial statements are those of Valley Forge Life Insurance Company and not those of the Separate Account. They are included in this Statement of Additional Information for the purpose of informing investors as to the financial position and operations of the Company.

                                        VALLEY FORGE LIFE INSURANCE COMPANY

                                                   BALANCE SHEET

-----------------------------------------------------------------------------------------------------------------------
                                                                               March 31             December 31
                                                                                           --------------------------
                                                                                 1996           1995         1994
(In thousands of dollars)                                                     (Unaudited)
---------------------------------------------------------------------------------------------------------------------
Assets
  Investments-Note 3:
    Fixed maturities available-for-sale (cost: $277,185, $347,401 and          $  273,377    $  367,762   $  350,955
      $355,999).............................................................
    Equity securities available-for-sale (cost: $1,074, $1,074 and $1,074)..        1,825         1,696        1,307
    Policy loans............................................................       59,979        56,008       47,001
    Short-term investments..................................................      191,482        37,184       39,067
                                                                                 --------      --------     --------
          Total investments.................................................      526,663       462,650      438,330
  Cash......................................................................        4,260        42,103        1,926
  Insurance receivables:
    Reinsurance receivables.................................................        9,316         5,688        4,280
    Premium and other insurance receivables.................................       61,311        53,741       55,373
    Less allowance for doubtful accounts....................................        (301)          (175)           -
  Deferred acquisition costs................................................       62,051        50,600       41,333
  Accrued investment income.................................................        4,036         4,687        4,756
  Receivables for securities sold...........................................       12,008             -            -
  Federal income taxes recoverable-Note 7...................................        3,702           575          547
  Deferred income taxes-Note 7..............................................        3,573             -         6,290
  Other assets..............................................................        1,176         4,951            1
=====================================================================================================================
          Total assets                                                         $  687,795    $  624,820   $  552,836
=====================================================================================================================

                                       VALLEY FORGE LIFE INSURANCE COMPANY

                                                   BALANCE SHEET
-----------------------------------------------------------------------------------------------------------------------
                                                                               March 31             December 31
                                                                                           --------------------------
                                                                                 1996           1995         1994
(In thousands of dollars)                                                     (Unaudited)
---------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity
Liabilities:
  Insurance reserves-Note 8:
    Future policy benefits..................................................   $  290,740    $  266,600   $  229,702
    Claims..................................................................       57,987        59,423       55,636
    Policyholders' funds....................................................       36,299        34,574       30,596
  Deferred income taxes.....................................................            -         3,191            -
  Remittances and items not allocated.......................................       30,896        51,219       22,100
  Payable to affiliates-Note 9..............................................       62,166             -       50,371
  Other liabilities.........................................................       21,769        14,341        8,235
                                                                                  -------       -------      -------
          Total liabilities.................................................      499,857       429,348      396,640
                                                                                  -------       -------      -------
Stockholder's equity-Note 4:
  Common stock ($50 par value; Authorized-200,000 shares; Issued-50,000             2,500         2,500        2,500
shares).....................................................................
  Additional paid-in capital................................................       39,150        39,150       39,150
  Retained earnings.........................................................      148,273       140,181      117,671
  Net unrealized investment gains (losses), net of taxes-Note 3.............      (1,985)        13,641       (3,125)
                                                                                  -------      --------      --------
          Total stockholder's equity........................................      187,938       195,472      156,196
=====================================================================================================================
          Total liabilities and stockholder's equity                           $  687,795    $  624,820   $  552,836
=====================================================================================================================

                                  See accompanying Notes to Financial Statements.

                                        VALLEY FORGE LIFE INSURANCE COMPANY

                                              STATEMENT OF OPERATIONS

-----------------------------------------------------------------------------------------------------
Year Ended December 31                                            1995          1994         1993
(In thousands of dollars)
-----------------------------------------------------------------------------------------------------
Revenues:
  Premiums-Note 8...........................................     $296,653      $262,980     $240,845
  Net investment income-Note 3..............................       31,494        22,759       16,144
  Realized investment gains (losses)-Note 3.................       13,783        (4,502)       3,773
  Other.....................................................        4,818         4,789        3,435
                                                                 --------       -------      -------
                                                                  346,748       286,026      264,197
                                                                  -------       -------      -------
Benefits and expenses:
  Insurance claims and policyholders' benefits-Note 8.......      270,936       237,334      221,092
  Amortization of deferred acquisition costs................        6,066         4,874        2,794
  Other operating expenses-Note 9...........................       35,036        32,231       29,469
                                                                  -------      --------      -------
                                                                  312,038       274,439      253,355
                                                                  -------       -------      -------
          Income before income tax..........................       34,710        11,587       10,842
Income tax expense-Note 7...................................       12,200         4,105        3,735
=====================================================================================================
          Net income                                            $  22,510     $   7,482    $   7,107
=====================================================================================================

                                     VALLEY FORGE LIFE INSURANCE COMPANY

                                           STATEMENT OF OPERATIONS
                                                 (Unaudited)
---------------------------------------------------------------------------------------------------------
Six Months Ended March 31                                                            1996        1995
(In thousands of dollars)
---------------------------------------------------------------------------------------------------------
Revenues:
  Premiums-Note 8............................................................     $160,221      $142,895
  Net investment income-Note 3...............................................       13,369        15,434
  Realized investment gains (losses)-Note 3..................................        3,745        12,568
  Other......................................................................        2,499         1,913
                                                                                   -------       -------
                                                                                   179,834       172,810
Benefits and expenses:
  Insurance claims and policyholders' benefits-Note 8........................      147,263       130,355
  Amortization of deferred acquisition costs.................................          330         1,600
  Other operating expenses-Note 9............................................       19,783        17,246
                                                                                   -------       -------
                                                                                   167,376       149,201
                                                                                   -------       -------
          Income before income tax...........................................       12,458        23,609
Income tax expense-Note 7....................................................        4,366         8,288
=========================================================================================================
          Net income                                                              $  8,092     $  15,321
=========================================================================================================

                               See accompanying Notes to Financial Statements.

                                        VALLEY FORGE LIFE INSURANCE COMPANY

                                         STATEMENT OF STOCKHOLDER'S EQUITY

   ----------------------------------------- ----------- ------------- -------------- ---------------- ------------
                                                                                            Net
                                                          Additional                    Unrealized
                                              Common       Paid-in          Retained    Investment
   (In thousands of dollars)                   Stock       Capital          Earnings  Gains (Losses)       Total
   ----------------------------------------- ----------- ------------- -------------- ---------------- ------------
Balance, December 31, 1992..............         $2,500       $39,150       $103,082     $      141        $144,873
     Net income............................           -            -           7,107              -           7,107
     Net unrealized investment gains, net of          -            -               -             68              68
         taxes-Note 3......................
     Adjustment resulting from change in
      accounting for debt securities-Note 2.          -            -               -          1,201           1,201
                                             ------------ ------------- -------------- ---------------  -----------
Balance, December 31, 1993                        2,500        39,150        110,189          1,410         153,249
     Net income............................           -             -          7,482              -           7,482
     Net unrealized investment losses, net of
       taxes-Note 3........................           -             -              -         (4,535)         (4,535)
                                             ------------ ------------- --------------- --------------  ------------
Balance, December 31, 1994                        2,500        39,150        117,671         (3,125)        156,196
     Net income............................           -            -          22,510              -          22,510
     Net unrealized  investment  gains, net of
       taxes-Note 3......................             -            -               -         16,766          16,766
                                             ------------ ------------- ---------------- -------------   -----------
Balance, December 31, 1995                       $2,500       $39,150       $140,181       $ 13,641       $ 195,472
=====================================================================================================================

                                        VALLEY FORGE LIFE INSURANCE COMPANY

                                         STATEMENT OF STOCKHOLDER'S EQUITY
                                                    (Unaudited)

---------------------------------------------------------------------------------------------------------------
Six Months Ended March 31, 1996 and 1995                                              Net
                                                      Additional                     Unrealized
                                           Common       Paid-in         Retained     Investment
(In thousands of dollars)                   Stock       Capital         Earnings   Gains (Losses)      Total
----------------------------------------- ----------- ------------ --------------- ---------------- ------------
Balance, December 31, 1994                    $2,500      $39,150        $117,671     $  (3,125)       $156,196
  Net income............................           -            -          15,321            -           15,321
  Net unrealized  investment  gains, net
      of taxes-Note 3...................           -            -               -         8,244           8,244
----------------------------------------- ----------- ------------ --------------- ------------- ---------------
Balance, June 30, 1995                        $2,500      $39,150        $132,992        $5,119        $179,761
========================================= =========== ============ =============== ============== ==============
Balance, December 31, 1995                    $2,500      $39,150        $140,181      $ 13,641        $195,472
  Net income............................           -            -           8,092            -            8,092
  Net unrealized  investment  gains, net
      of taxes-Note 3...................           -            -              -        (15,626)        (15,626)
----------------------------------------- ----------- ------------ -------------- -------------- --------------
Balance, June 30, 1996                        $2,500      $39,150        $148,273      $ (1,985)       $187,938
================================================================================================================

                                  See accompanying Notes to Financial Statements.

                                        VALLEY FORGE LIFE INSURANCE COMPANY

                                              STATEMENT OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                      1995           1994         1993
(In thousands of dollars)
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income..........................................................    $  22,510       $ 7,482   $   7,107
                                                                            --------        -------    --------
   Adjustments to reconcile net income to net cash provided by operating activities:
        Pre-tax realized investment (gains) losses.....................      (13,783)        4,502      (3,773)
        Amortization of bond (discount) premium........................       (3,921)         (886)         51
        Changes in:
            Insurance receivables......................................          399        (6,951)     (1,693)
            Deferred acquisition costs.................................       (9,267)       (1,112)     (3,250)
            Accrued investment income..................................           69        (1,606)        992
            Federal income taxes recoverable...........................          (28)       (1,356)         (5)
            Deferred income taxes......................................          453          (172)       (804)
            Insurance reserves.........................................       44,663        30,734      21,430
            Other, net.................................................      (20,095)       44,080       2,550
                                                                             --------       -------     -------
                     Total adjustments.................................       (1,510)       67,233      15,498
                                                                             --------       -------     -------
                     Net cash provided by operating activities.........       21,000        74,715      22,605
                                                                             --------       -------     -------
Cash flows from investing activities:
   Purchases of fixed maturities.......................................     (361,579)     (863,023)    (95,982)
   Proceeds from fixed maturities:
      Sales............................................................      336,731       408,505      88,622
      Maturities, calls and redemptions................................       51,046       189,355      12,828
   Purchases of equity securities......................................            -           (93)          -
   Proceeds from sale of equity securities.............................            -             -         336
   Change in short-term investments....................................        1,986       196,605     (21,344)
   Change in policy loans..............................................       (9,007)      (6,058)      (5,541)
                                                                            ---------      --------   ---------
                     Net cash provided by (used in) investing activities      19,177      (74,709)     (21,081)
                                                                            ---------      --------   ---------
                     Net increase in cash..............................       40,177            6        1,524
Cash at beginning of year..............................................        1,926        1,920          396
================================================================================================================
Cash at end of year                                                     $     42,103    $   1,926   $    1,920
================================================================================================================
Supplemental disclosures of cash flow information:
   Cash paid:
     Federal income taxes.............................................. $      6,531     $  5,426   $    3,847
================================================================================================================

                 See accompanying Notes to Financial Statements.

                                        VALLEY FORGE LIFE INSURANCE COMPANY

                                              STATEMENT OF CASH FLOWS
                                                    (Unaudited)

----------------------------------------------------------------------------------------------------------
Six Months Ended March 31                                                       1996           1995
(In thousands of dollars)
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income..........................................................       $      8,092   $     15,321
                                                                                   -------        -------
   Adjustments to reconcile net income to net cash provided by operating activities:
        Pre-tax realized investment gains.............................             (3,745)        (12,568)
        Amortization of bond discount..................................             (2,017)        (2,154)
        Changes in:
            Insurance receivables......................................            (11,073)        (2,798)
            Deferred acquisition costs.................................            (11,451)        (4,116)
            Accrued investment income..................................                650            116
            Federal income taxes.......................................             (3,127)         4,197
            Deferred income taxes......................................              1,650            200
            Insurance reserves.........................................             24,427         21,005
            Other, net.................................................             53,048         (2,460)
                                                                                    ------         ------
                     Total adjustments.................................             48,362          1,472
                                                                                     -----         ------
                     Net cash provided by operating activities.........             56,454         16,793
                                                                                    ------         ------
Cash flows from investing activities:
   Purchases of fixed maturities.......................................           (301,008)      (236,040)
   Proceeds from fixed maturities:
      Sales............................................................            358,199        243,117
      Maturities, calls and redemptions................................              6,127         22,754
   Change in short-term investments....................................           (153,644)       (41,705)
   Change in securities sold under repurchase agreements...............                  -             -
   Change in policy loans..............................................            (3,971)         (3,587)
                                                                                   -------       --------
                     Net cash used in investing activities.............           (94,297)        (15,461)
                                                                                   -------       --------
                     Net increase (decrease) in cash...................           (37,843)          1,332
Cash at beginning of period............................................            42,103           1,926
==========================================================================================================
Cash at end of period                                                         $     4,260     $     3,258
==========================================================================================================
Supplemental disclosures of cash flow information:
   Cash paid:
     Federal income taxes..............................................        $    7,216     $     3,852
=========================================================================================================

                 See accompanying Notes to Financial Statements.

                       VALLEY FORGE LIFE INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

    Valley Forge Life Insurance Company (VFL) is a wholly-owned subsidiary of Continental Assurance Company (Assurance). Assurance is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 84% of the outstanding common stock of CNA.

    VFL and Assurance have an intercompany pooling agreement to share their combined underwriting results, exclusive of Assurance's participating policies and Separate Account business. Under this pooling agreement, VFL cedes 100% of its net business before pooling to Assurance and in turn receives 10% of the combined results. Assurance retains 90% of the combined results.

    VFL markets a variety of individual and group insurance products, either directly or through its pooling agreement with Assurance. The individual insurance products currently being marketed consist primarily of term, universal life and individual annuity products. Group insurance products include life, accident and health consisting primarily of medical and hospitalization, and pension products.

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of VFL's management, these statements include all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position, results of operations and cash flows in the accompanying financial statements.

Insurance

    Premium revenue-Revenues on universal life-type contracts are comprised of contract charges and fees which are recognized over the coverage period. Accident and health insurance premiums are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Other life insurance premiums are recognized as revenue when due, after deductions for ceded insurance.

    Claim reserves-Claim reserves include provisions for reported claims in the course of settlement and estimates of unreported losses based upon past experience.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 1. - (Continued):

    Future policy benefit reserves-Reserves for traditional life insurance products are computed based upon net level premium methods using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation, and generally vary by plan, age at issue and policy duration. Interest rates range from 3.0% to 10.5%, and mortality, morbidity and withdrawal assumptions reflect VFL and industry experience prevailing at the time of issue. Expense estimates include the estimated effects of inflation and expenses beyond the premium paying period. Reserves for universal life-type contracts are established using the retrospective deposit method. Under this method, liabilities are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 5.9% to 7.3% for the three years ended December 31, 1995 and from 5.7% to 5.9% for the six-month period ended June 30, 1996.

    Reinsurance-In addition to the pooling agreement with Assurance, VFL also assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. VFL utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with VFL's retained amount varying by type of coverage. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability.

    Deferred acquisition costs-Costs of acquiring insurance business which vary with and are primarily related to the production of such business are deferred. Such costs include commissions and certain underwriting and policy issuance costs. Acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on ordinary life business are amortized over their assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of the estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted as appropriate. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized gains or losses included in stockholder's equity.

    Valuation of investments-VFL believes it has the ability to hold all fixed maturity securities until they mature. However, securities may be sold to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, as part of VFL's asset/liability strategy, or other similar factors. As a result, VFL considers its fixed maturity securities (bonds and redeemable preferred stocks) as available-for-sale and VFL also classifies its equity securities as available-for-sale, and as such, are carried at fair value. Unrealized holding gains and losses are reflected as a separate component of stockholder's equity, net of deferred income taxes. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in investment income.

    Policy loans are carried at unpaid balances. Short-term investments, which have an original maturity of one year or less, are carried at amortized cost which approximates market value. The Company has no real estate, mortgage loans or investments in derivative securities.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 1. - (Continued):

     Investment gains and losses - All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost of the specific securities sold. Unrealized investment gains and losses on fixed maturity and equity securities are reflected as part of stockholder's equity, net of applicable deferred income taxes and deferred acquisition costs. Investments are written down to estimated fair values and losses are charged to income when a decline in value is considered to be other than temporary.

    Securities sold under agreements to repurchase - VFL has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must maintain a deposit of 100% of the fair value of the securities if the collateral is cash, or 102% if the collateral is securities. Cash deposits from these transactions have been invested in short-term investments (primarily commercial paper). VFL continues to receive the interest on the loaned debt securities, as beneficial owner and, accordingly, the loaned debt securities are included in fixed maturity securities. VFL had no securities on loan at December 31, 1995 or 1994, or at June 30, 1996.

Income Taxes

    The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return bases of assets and liabilities which are accounted for under the liability method. Such temporary differences primarily relate to life insurance reserves, net unrealized investment gains/losses and deferred acquisition costs.

Interim Financial Data (Unaudited)

    The accompanying Financial Statements for the six-month period ended June 30, 1996 and 1995 have been prepared in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of VFL's management, these statements include all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position, results of operations and cash flows in the accompanying financial statements.


NOTE 2.  CHANGES  IN  ACCOUNTING  FOR  CERTAIN  INVESTMENTS  IN DEBT AND  EQUITY
SECURITIES:

    Effective December 31, 1993, VFL adopted Statement of Financial Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity
Securities." This Statement requires that investments in debt and equity securities classified as available-for-sale be carried at fair value. (Previously, fixed maturity securities classified as available-for-sale were carried at the lower of aggregate amortized cost or market value). The effect at December 31, 1993 of adopting this Statement was to increase stockholder's equity by $1.2 million (net of $.6 million in deferred taxes). The adoption of this Statement did not impact net income.

                       VALLEY FORGE LIFE INSURANCE COMPANY

                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 3. INVESTMENTS:

------------------------------------------------------------------------------------------------------------------
Net Investment Income                                                                         Six Months Ended
                                                       Year Ended December 31                     June 30
                                             ----------------------------------------- ---------------------------
(In thousands of dollars)
                                                 1995          1994          1993          1996          1995
-------------------------------------------- ------------- ------------- ------------- ------------- -------------
                                                                                                (Unaudited)
Fixed maturities...........................       $21,599       $16,591     $   6,520       $10,805       $ 9,852
Equity securities..........................            64            64            64            32            32
Policy loans...............................         3,925         2,979         2,498         1,355         1,620
Short-term investments.....................         6,037         3,658         7,240         1,294         3,943
Security repurchase transactions-income....           135            63             -             -           136
Other......................................             2          (381)            2             -             1
                                                 --------   ------------    ----------  -----------   ------------
                                                   31,762        22,974        16,324        13,486        15,584
Investment expense.........................           268           215           180           117           150
===================================================================================================================
        Net investment income                     $31,494       $22,759       $16,144       $13,369       $15,434
===================================================================================================================

-------------------------------------------------------------------------------------------------------------------
Analysis of Investment Gains (Losses)                                                         Six Months Ended
                                                                Year Ended December 31             June 30
                                                        ----------------------------------- ----------------------
(In thousands of dollars)                                   1995          1994        1993      1996         1995
------------------------------------------------------- --------- ------------- ----------- ---------- ------------
Realized investment gains (losses)::                                                               (Unaudited)
    Fixed maturities..................................   $13,674       $(4,306)     $3,313     $3,745     $ 12,521
    Equity securities.................................         -             -         332          -            -
    Other.............................................       109          (196)        128          -           47
                                                        ---------     ---------   --------     -------    ---------
                                                          13,783        (4,502)      3,773      3,745       12,568
    Income tax (expense) benefit......................    (4,824)        1,576      (1,321)    (1,311)      (4,399)
                                                        ---------     ---------   ---------    -------     --------
        Net realized investment gains (losses)........     8,959        (2,926)      2,452      2,434        8,169
                                                        ---------     ---------   ----------   -------     --------
Change in net unrealized investment gains (losses):
    Fixed maturities..................................    25,405        (6,892)          -    (24,169)      12,551
    Equity securities.................................      389            (85)        106        129          132
                                                        --------      ---------   ----------  --------    ---------
                                                          25,794        (6,977)        106    (24,040)      12,683
    Income tax (expense) benefit......................    (9,028)        2,442         (38)     8,414       (4,439)
                                                        --------      ---------   ---------- ---------    ---------
      Change in net unrealized investment gains
         (losses).....................................    16,766        (4,535)         68   (15,626)        8,244
      Change in accounting for adoption of SFAS 115-
          Note 2......................................         -             -       1,201         -             -
-------------------------------------------------------------------------------------------------------------------
           Net  realized  and  unrealized   investment
              gains (losses)                             $25,725       $(7,461)     $3,721    $(13,192)    $16,413
===================================================================================================================

-----------------------------------------------------------------------------------------------------------
Summary of Gross Realized Investment Gains (Losses)
for Fixed Maturities and Equity Securities
December 31                              1995                       1994                     1993
                              ---------------------------  ----------------------  ------------------------
                                 Fixed        Equity          Fixed      Equity       Fixed       Equity
(In thousands of dollars)      Maturities    Securities    Maturities  Securities  Maturities   Securities
----------------------------- ----------- ---------------  ---------- -----------  ------------ -----------
Proceeds from sales            $ 336,731        $    -     $ 408,505     $   -      $  88,622      $   336
===========================================================================================================
Gross realized gains.........     18,185             -         1,559         -          3,355          332
Gross realized losses........     (4,511)            -        (5,865)        -           (42)            -
-----------------------------------------------------------------------------------------------------------
  Net realized gains (losses)  $  13,674        $    -    $   (4,306)    $   -      $   3,313      $   332
===========================================================================================================

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 3. - (Continued):

----------------------------------------------------------------------------------------------
Summary of Gross Realized Investment Gains (Losses)
for Fixed Maturities and Equity Securities
June 30                                    1996                            1995
                                         (Unaudited)                     (Unaudited)
                                 ----------------------------   ------------------------------
                                    Fixed          Equity          Fixed            Equity
(In thousands of dollars)         Maturities    Securities       Maturities        Securities
-------------------------------- ------------- ------------- -------------------- ------------
Proceeds from sales               $ 358,199          $    -        $ 243,117            $   -
================================ =========== =============== ================ ================
Gross realized gains............      6,626               -           16,805                -
Gross realized losses...........     (2,881)              -           (4,284)               -
-------------------------------- ------------ -------------- ----------------- ---------------
   Net realized gains            $    3,745          $    -      $    12,521            $   -
================================ =========== =============== ================= ===============

----------------------------------------------------------------------------------------------------------------
Analysis of Net Unrealized Investment Gains (Losses)
Included in Stockholder's Equity
December 31                                                1995                               1994
                                            --------------------------------   ---------------------------------
(In thousands of dollars)                     Gains      Losses      Net         Gains       Losses      Net
------------------------------------------- --------------------------------   ---------------------------------
Fixed maturities..........................     $20,386    $(25)    $ 20,361       $5,624  $(10,668)    $ (5,044)
Equity securities.........................         622        -         622          233         -          233
                                            ---------- --------- -----------   --------- ----------- -----------
                                               $21,008    $(25)      20,983       $5,857  $(10,668)      (4,811)
                                               =======    =====                   ======  =========
Deferred income tax benefit (expense).....                           (7,342)                              1,686
=================================================================================================================
   Net unrealized investment gains (losses)                        $ 13,641                            $ (3,125)
=================================================================================================================

------------------------------------------------------------------------------
Analysis of Net Unrealized Investment Gains (Losses)
Included in Stockholder's Equity
June 30                                                1996
                                                    (Unaudited)
                                       ---------------------------------------
(In thousands of dollars)                Gains          Losses        Net
-------------------------------------- ----------- ------------ --------------
Fixed maturities......................     $3,296     $(7,104)      $ (3,808)
Equity securities.....................        751           -            751
                                       ----------  -----------  --------------
                                           $4,047     $(7,104)        (3,057)
                                           ======     ========
Deferred income tax benefit...........                                 1,072
==============================================================================
   Net unrealized investment losses                                 $ (1,985)
==============================================================================

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 3. - (Continued):

---------------------------------------------------------------------------------------------------------------
Summary of Investments in Fixed Maturities
and Equity Securities Available-for-Sale                   Amortized     Unrealized    Unrealized       Market
(In thousands of dollars)                                     Cost         Gains         Losses         Value
---------------------------------------------------------------------------------------------------------------
December 31, 1995
United States Treasury securities and obligations of
   government agencies..................................      $186,083       $12,526        $  1      $198,608
Asset-backed securities.................................        84,785         2,545           8        87,322
States, municipalities and tax exempt political                    279            14           -           293
subdivisions............................................
Corporate securities....................................        50,523         2,508           6        53,025
Other debt securities...................................        25,731         2,793          10        28,514
                                                              --------       -------         ---      --------
   Total fixed maturities...............................       347,401        20,386          25       367,762
Equity securities.......................................         1,074           622           -         1,696
===============================================================================================================
   Total                                                      $348,475       $21,008        $ 25      $369,458
===============================================================================================================
December 31, 1994
United States Treasury securities and obligations of
   government agencies..................................     $  69,148       $ 3,770   $   1,182     $  71,736
Asset-backed securities.................................       219,470           136       7,898       211,708
States, municipalities and tax exempt political                    277            20           2           295
subdivisions............................................
Corporate securities....................................        38,223           227       1,016        37,434
Other debt securities...................................        28,881         1,471         570        29,782
                                                              --------        ------    --------      ---------
   Total fixed maturities...............................       355,999         5,624      10,668       350,955
Equity securities.......................................        1,074            233           -         1,307
===============================================================================================================
   Total                                                      $357,073       $ 5,857   $  10,668      $352,262
===============================================================================================================
June 30, 1996                                                                  (Unaudited)
United States Treasury securities and obligations of
   government agencies..................................      $114,889           $37     $ 4,791      $110,135
Asset-backed securities.................................        68,119           457       1,348        67,228
States, municipalities and tax exempt political
subdivisions............................................            30             -           -            30
Corporate securities....................................        71,672         1,747         783        72,636
Other debt securities...................................        22,475         1,055         182        23,348
                                                              --------       -------      ------       --------
   Total fixed maturities...............................       277,185         3,296       7,104       273,377
Equity securities.......................................         1,074           751           -         1,825
==============================================================================================================
   Total                                                      $275,259        $4,047    $  7,104      $275,202
==============================================================================================================

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 3. - (Continued):

------------------------------------------------------------------------------------------------------------------
Summary of Investments in Fixed Maturities                     December 31                      June 30
 by Contractual Maturity                     ------------------------------------------- -------------------------
                                                     1995                1994                     1996
                                             -------------------- --------------------- -------------------------
                                            Amortized   Market    Amortized    Market    Amortized       Market
(In thousands of dollars)                     Cost       Value      Cost       Value        Cost          Value
------------------------------------------------------------------------------------------------------------------
                                                                                                 (Unaudited)
Due in one year or less.................... $   7,470 $    7,666  $   22,725  $   22,391 $    9,789  $      9,861
Due after one year through five years......   135,160    136,297      33,291      32,382    120,918       118,066
Due after five years through ten years.....    35,869     37,538      14,054      12,803     29,576        29,483
Due after ten years........................    84,117     98,939      66,459      71,671     48,783        48,739
Asset-backed securities not due at a single
maturity date..............................    84,785     87,322     219,470     211,708     68,119        67,228
==================================================================================================================
     Total                                   $347,401  $ 367,762   $ 355,999  $  350,955 $  277,185   $   273,377
==================================================================================================================

    Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.

    There are no investments that have not produced income for the year ended December 31, 1995 or for the six months ended June 30, 1996. There are no investments in a single issuer, other than the U.S. government, that when aggregated exceed 10% of stockholder's equity.

NOTE 4.  STATUTORY CAPITAL AND SURPLUS:

     Statutory capital and surplus and net income for VFL are determined in accordance with accounting practices prescribed by the Pennsylvania Insurance Department. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The Company has no material permitted accounting practices. Statutory net income was $8.9 million, $5.2 million and $2.5 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $2.0 million and $3.5 million for the unaudited six-month periods ended June 30, 1996 and 1995, respectively. Statutory capital and surplus for VFL was $129.9 million and $122.3 million at December 31, 1995 and 1994, respectively, and $126.5 million (unaudited) at June 30, 1996.

     The payment of dividends by VFL to Assurance without prior approval of the Pennsylvania Insurance Department is limited to formula amounts. As of December 31, 1995 and June 30, 1996, approximately $13.0 million was not subject to prior Insurance Department approval.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 5. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Fair values are disclosed for all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair value. The estimates presented herein are subjective in nature and are not necessarily indicative of the amounts VFL could realize in the current market exchange. Any difference would not be expected to be material.

    All nonfinancial instruments such as deferred acquisition costs, deferred income taxes and insurance reserves, are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of VFL.

    The carrying amounts and estimated fair values of certain of VFL's financial instrument assets and liabilities are listed below:

-----------------------------------------------------------------------------------------------------
December 31                                            1995                        1994
                                               ------------------------------------------------------
                                               Carrying      Estimated     Carrying     Estimated
(In thousands of dollars)                       Amount       Fair Value     Amount      Fair Value
-----------------------------------------------------------------------------------------------------
Financial Assets
Investments:
  Fixed maturities available-for-sale........    $367,762      $367,762     $350,955      $350,955
  Equity securities available-for-sale.......       1,696         1,696        1,307         1,307
  Policy loans...............................      56,008        52,648       47,001        41,361
Financial Liabilities
Premium deposits and annuity contracts.......      68,578        64,565       42,982        42,122
-----------------------------------------------------------------------------------------------------

    The following methods and assumptions were used by VFL in estimating its fair value disclosures for financial instruments:

              The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, premium and other insurance receivables, accrued investment income, and certain other assets and other liabilities because of their short-term nature. As such, these financial instruments are not shown in the above table.

              Fixed maturity securities and equity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services or quoted market prices of comparable instruments.

              The fair values for policy loans are estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

              Premium deposits and annuity contracts are valued based on cash surrender values and the outstanding fund balances.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 6. BENEFIT PLANS:

Pension Plan

    CNA has several noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. VFL is included in the CNA Employees' Retirement Plan. Plan benefits are based on years of credited service and the employee's highest sixty consecutive months of compensation.

    CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plan are invested primarily in U.S. government securities with the balance in short-term investments, common stocks and other fixed income securities.

    Effective January 1, 1996, the retirement plans redefined compensation to include base pay, overtime and bonuses. This amendment generated an unrecognized prior service cost of $20.2 million for CNA.

    In 1994, the plan adopted the rule of 65. This change allows Plan participants to receive early retirement benefits if their combined years and months of age and service with CNA equals a minimum of 65. This amendment generated an unrecognized prior service cost of $1.6 million for CNA.

     Net periodic pension cost allocated to VFL was $1.7 million, $1.1 million and $.7 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $1.4 million (unaudited) and $.9 million (unaudited) for the six-month periods ended June 30, 1996 and 1995, respectively.

    The following table sets forth the Plans' funded status and amounts recognized in CNA's consolidated financial statements at December 31, 1995, 1994 and 1993.

--------------------------------------------------------------------------------------------------------------------
                                                                          1995*              1994          1993
December 31                                                     Overfunded   Underfunded  Overfunded   Overfunded
(In thousands of dollars)                                          Plans        Plans       Plans         Plans
--------------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated plan benefits:
 Vested........................................................    $ 508,506  $  628,564   $  376,377   $   401,481
 Nonvested.....................................................       31,180      11,292       39,152        41,585
                                                                   ---------  ----------   ----------   -----------
    Accumulated benefit obligation.............................    $ 539,686  $  639,856   $  415,529   $   443,066
                                                                   =========  ==========   ==========   ===========

Projected benefit obligation...................................    $ 808,289  $  771,018   $  651,418   $   617,764
Plan assets at fair value......................................      629,673     496,264      495,492       465,279
                                                                     -------     -------      -------       -------
   Plan assets less than projected benefit obligation..........    (178,616)    (274,754)    (155,926)    (152,485)
Unrecognized net asset at January 1, 1986 being recognized over     (12,176)           -      (17,253)     (22,330)
12 years..
Unrecognized prior service costs...............................       38,584      86,903       20,773        21,553
Unrecognized net loss..........................................      172,269       5,825      174,039       160,825
                                                                     -------    ---------     -------       -------
   Net pension asset (liability)...............................   $   20,061  $ (182,026) $    21,633  $      7,563
                                                                    ========    =========     =======       =======

Net periodic pension cost:
  Service cost - benefits attributed to employee service during   $   33,020  $   10,694  $    32,354  $     27,527
the year.......................................................
  Interest cost on projected benefit obligation................       52,783      31,033       44,666        40,640
  Actual return on plan assets.................................    (115,363)     (43,432)      11,579      (25,609)
  Net amortization and deferral................................       73,312      18,650      (43,265)     (13,967)
====================================================================================================================
    Net periodic pension cost                                     $   43,752  $   16,945  $    45,334  $     28,591
====================================================================================================================

*The 1995 data includes The Continental Corporation Retirement Plans which are underfunded. CNA acquired The Continental Corporation on May 10, 1995.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 6. - (Continued):

    Actuarial assumptions are set forth in the following table.

--------------------------------------------------------------------------------------------------
Assumptions
December 31                                                    1995      1994      1993      1992
--------------------------------------------------------------------------------------------------
Discount rate..............................................    7.25%     8.50%     7.25%     8.25%
Rate of increase in compensation levels *..................    2.75      4.00      4.50      5.25
Expected long-term rate of return on plan assets...........    7.50      8.75      7.50      9.00
--------------------------------------------------------------------------------------------------

* Excludes age/service related merit and productivity increases.

    The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year.

Postretirement Health Care and Life Insurance Benefits

    CNA provides certain health and dental care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. CNA funds benefit costs principally on the basis of current benefit payments.

   As described previously, in 1994, the Plan adopted the Rule of 65. For the postretirement plan, this amendment generated an unrecognized prior service cost of $11.2 million for CNA.

     Net periodic postretirement benefit cost allocated to VFL was $.7 million, $.6 million and $.4 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $.5 million (unaudited) and $.3 million (unaudited) for the six-month periods ended June 30, 1996 and 1995, respectively.

    The following table sets forth the amounts recognized in CNA's consolidated financial statements at December 31, 1995, 1994 and 1993.

-------------------------------------------------------------------------------------------------------------------
December 31
(In thousands of dollars)                                                  1995*             1994             1993
-------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees.....................................................        $  185,507      $    27,088       $   26,245
 Fully eligible, active plan participants.....................            59,173           53,684           24,097
  Other active plan participants..............................            62,540           41,106           70,804
                                                                          ------           ------           ------
  Total accumulated postretirement benefit obligation.........           307,220          121,878          121,146
Unrecognized  prior service cost..............................                 -          (11,177)               -
Unrecognized net gain (loss)..................................             7,380           19,702           (5,291)
                                                                        --------          --------        ---------
  Accrued postretirement benefit cost.........................         $ 314,600       $  130,403      $   115,855
                                                                        ========        ==========        =========

 Net periodic postretirement benefit cost:
  Service cost/benefits attributed to employee service during
  the year....................................................         $   5,969       $     8,603       $    5,625
  Interest cost on accumulated post retirement benefit
  obligation..................................................            17,506            10,342            7,742
Amortization..................................................              (941)              655             (104)
===================================================================================================================
     Net periodic postretirement benefit cost                        $    22,534       $   19,600        $  13,263
===================================================================================================================

*The 1995 data includes postretirement benefit obligations for The Continental Corporation retirees.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 6. - (Continued):

------------------------------------------------------------------------------------------------------------------
Assumptions
December 31                                                                              1995      1994      1993
------------------------------------------------------------------------------------------------------------------
Assumptions used in determining net periodic benefit cost:
  Discount rate.................................................................         8.50%     7.25%    8.25%
  Rate of increase in compensation levels *.....................................         4.00      4.50     5.25
Assumptions used in determining the projected benefit obligation (liability):
  Discount rate.................................................................         7.25%     8.50%    7.25%
  Rate of increase in compensation levels *.....................................         2.75      4.00     4.50
------------------------------------------------------------------------------------------------------------------

* Excludes age/service related merit and productivity increases.

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 13% in 1995, declining 1% per year to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $17.5 million and the aggregate net periodic postretirement benefit cost for 1995 by $1.9 million.

Savings Plan

     VFL is included in the CNA Employees' Savings Plan which is a contributory plan which allows employees to make a regular contribution of up to 6% of their salaries. VFL contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make an additional contribution of up to 10% of their salaries for which there is no additional contribution by CNA. VFL contributions to the plan were $.7 million, $.5 million and $.5 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $.5 million (unaudited) and $.4 million (unaudited)for the six months ended June 30, 1996 and 1995, respectively.

NOTE 7.  INCOME TAXES:

     VFL is taxed under the provisions of the Internal Revenue Code, as applicable to life insurance companies, and is included in the consolidated Federal income tax return with CNA and its eligible subsidiaries (CNA Tax Group), which in turn is consolidated in the Loews Federal income tax return. The Federal income tax provision of VFL is computed as if VFL were filing its own separate return.

   VFL maintains a special tax memorandum account designated as the "Shareholder's Surplus Account." Dividends from this account may be distributed to the shareholder without resulting in any additional tax. At December 31, 1995, the amount in the Shareholder's Surplus Account was $95 million. Another tax memorandum account, defined as the "Policyholders' Surplus Account," totaled $5 million at December 31, 1995. No further additions to this account are allowed. Amounts accumulated in the Policyholders' Surplus Account are subject to income tax if distributed to the shareholder. VFL has not provided for such a tax as VFL has no plans for such a distribution.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 7. - (Continued):

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of VFL's deferred tax assets and liabilities as of December 31, 1995 and 1994 and March 31, 1996 are shown in the table below.

--------------------------------------------------------------------------------------------------
Components of Deferred Tax Assets and Liabilities
                                                              December 31,           June 30,
                                                       --------------------------
(In thousands of dollars)                                 1995          1994             1996
-------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
Life insurance reserve differences.................      $ 15,900     $  13,372        $ 17,013
Deferred acquisition costs.........................       (14,382)      (11,978)        (18,040)
Investment valuation...............................         2,518         2,450           3,051
Unrealized investment (gains) losses...............        (7,342)        1,686           1,072
Receivables........................................           661          (524)         (1,382)
Other, net.........................................          (546)        1,284           1,859
==================================================================================================
         Net deferred tax assets (liabilities)           $ (3,191)    $   6,290        $  3,573
==================================================================================================

    At December 31, 1995, gross deferred tax assets and liabilities amounted to $20.1 million and $23.3 million, respectively. Gross deferred tax assets and liabilities, at December 31, 1994, amounted to $19.2 million and $12.9 million, respectively. At June 30, 1996, gross deferred tax assets and liabilities amounted to $24.4 million (unaudited) and $20.8 million (unaudited), respectively.

    VFL has not established a valuation reserve at December 31, 1995 as it believes that all deferred tax assets are fully realizable. VFL has a past history of profitability and anticipates future taxable income sufficient to support its deferred tax balances at December 31, 1995, including but not limited to the reversal of existing temporary differences and the implementation of tax planning strategies, if needed.

Significant components of VFL's income tax provision are as follows:

--------------------------------------------------------------------------------------------------------------
Provision for Income Tax (Expense) Benefit                                               Six  Months Ended
                                                       Year Ended December 31                 June 30
                                                ----------------------------------  --------------------------
(In thousands of dollars)                          1995          1994       1993          1996          1995
--------------------------------------------------------------------------------------------------------------
                                                                                            (Unaudited)
Current tax (expense) benefit on:
   Ordinary income............................   $  (7,417)  $ (5,603)     $(3,213)   $ (1,396)     $ (3,681)
   Realized investment gains/losses...........      (4,330)     1,326       (1,326)     (1,320)       (4,407)
                                                 ----------  --------    ----------  ----------   -----------
         Total current tax expense............     (11,747)    (4,277)      (4,539)     (2,716)       (8,088)
                                                 ---------  ---------    ----------  ----------   -----------
Deferred tax (expense) benefit on:
   Ordinary income (loss).....................          41        (78)         799      (1,660)         (208)
   Realized investment gains/losses...........        (494)       250            5          10             8
                                                 ---------- ---------  -----------   ----------   -----------
         Total deferred tax (expense) benefit.        (453)       172          804      (1,650)         (200)
==============================================================================================================
         Total income tax expense                $ (12,200)  $ (4,105)    $ (3,735)    $(4,366)      $(8,288)
==============================================================================================================

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 7. - (Continued):

    A reconciliation of the expected income tax resulting from the use of statutory tax rates to the effective income tax follows:

-------------------------------------------------------------------------------------------------------------------
Reconciliation of Expected and Effective Taxes                                                   Six Months Ended
                                                                    Year Ended December 31            June 30
                                                             ------------------------------   ---------------------
(In thousands of dollars)                                          1995      1994    1993        1996         1995
-------------------------------------------------------------------------------------------------------------------
                                                                                                    (Unaudited)
Expected tax expense on ordinary income at statutory rates.   $ (7,325)  $(5,623)  $(2,474)   $(3,049)     $(3,864)
State income tax deduction.................................         27        23        22          9           14
State income taxes.........................................        (78)      (66)      (63)       (25)         (39)
Effect of 1% change in tax rate on January 1, 1993
deferred tax                                                         -         -       102          -            -
   balance.................................................
Other items, net...........................................          -       (15)       (1)         9            -
                                                             ---------  --------- ---------  ---------    ---------
   Income tax expense on ordinary income...................     (7,376)   (5,681)   (2,414)    (3,056)      (3,889)

Income tax (expense) benefit on realized investment
gains/losses at statutory rates............................     (4,824)    1,576    (1,321)    (1,310)      (4,399)
====================================================================================================================
     Income tax expense                                       $(12,200)  $(4,105)  $(3,735)   $(4,366)     $(8,288)
====================================================================================================================

NOTE 8. REINSURANCE:

    The effects of reinsurance on premium revenues are shown in the following schedule:

--------------------------------------------------------------------------------------------------------------
                                                                  Premiums                         Assumed/Net
                                              -------------------------------------------------
(In millions of dollars)                      Direct       Assumed        Ceded          Net             %
--------------------------------------------------------------------------------------------------------------

Year Ended December 31
1995
   Life.................................     $ 316,011    $ 75,053     $ 316,577     $   74,487        101%
   Accident and Health..................           422     222,166           422        222,166        100
                                             ---------   ----------     --------      ---------
       Total............................     $ 316,433   $ 297,219     $ 316,999     $  296,653        100
                                             =========   ==========     ========      =========
1994
   Life.................................     $ 187,834    $ 49,998     $ 189,163     $   48,669        103
   Accident and Health..................           468     214,311           468        214,311        100
                                             ---------   ---------     ---------     ----------
       Total............................     $ 188,302   $ 264,309     $ 189,631      $ 262,980        101
                                               =======   =========     =========     ==========
1993
   Life.................................     $ 171,624  $   41,083     $ 173,157     $   39,550        104
   Accident and Health..................           525     201,295           525        201,295        100
                                             ---------   -----------  ----------     -----------
        Total...........................     $ 172,149   $ 242,378     $ 173,682      $ 240,845        101
                                             =========   ===========  ===========    ===========

Six Months Ended June 30                                   (Unaudited)
1996
   Life.................................     $ 246,899   $  36,649     $ 247,692     $   35,856        102
   Accident and Health..................           399     124,365           399        124,365        100
                                             ---------    ----------  ----------     ----------
        Total...........................     $ 247,298    $161,014     $ 248,091     $  160,221        100
                                               =======    ==========  ==========     ===========
1995
   Life.................................    $  137,843    $  34,976  $   139,215     $   33,604        104
   Accident and Health..................           225      109,291          225        109,291        100
                                            ----------    ----------  ----------     -----------
        Total...........................    $  138,068    $ 144,267  $   139,440     $  142,895        101
                                            ==========    ==========  ==========     ===========
=============================================================================================================

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 8. - (Continued):
    In the table above, the majority of Life premium revenue is from long duration type contracts, while the Accident and Health premium revenue is generally short duration.

     Transactions with Assurance, as part of the pooling agreement, are reflected in the above table. Premium revenues ceded to non-affiliated companies were $9.9 million, $7.5 million and $6.5 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $10.5 million (unaudited) and $4.9 million (unaudited) for the six-month periods ended June 30, 1996 and 1995, respectively. Additionally, insurance claims and policyholders' benefits recoveries from non-affiliated companies were $6.1 million, $3.0 million and $4.2 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $4.7 million (unaudited) and $.9 million (unaudited) for the six-month periods ended June 30, 1996 and 1995, respectively.

     The insurance reserves included in the accompanying balance sheet are stated at the net amount of VFL's participation pursuant to the intercompany pooling. Insurance reserves related only to VFL's direct and assumed (non-affiliate) business were $1,067.8 million and $916.0 million at December 31, 1995 and 1994, respectively, and $1,180.6 million (unaudited) at June 30, 1996.

    The impact of reinsurance, including transactions with Assurance, on life insurance in force is shown in the following schedule:

-------------------------------------------------------------------------------------------------------------------
                                                        Life Insurance in Force                   Assumed/Net
                                   -------------------------------------------------------------
(In millions of dollars)            Direct            Assumed             Ceded       Net                %
------------------------------------------------------------------------------------------------------------------
Year Ended December 31
1995.............................    $57,138          $16,996           $58,442     $15,692             108.3%
1994.............................     22,933           13,215            24,112      12,036             109.8
1993.............................     18,043           11,835            19,338      10,540             112.3
Six Months Ended June 30                                             (Unaudited)
1996.............................     82,466           19,792            83,770      18,488             107.1
1995.............................     35,521           14,799            36,704      13,616             108.7
------------------------------------------------------------------------------------------------------------------

    The ceding of insurance does not discharge primary liability of the original insurer. VFL places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance.

NOTE 9. RELATED PARTIES:

     As discussed in Note 1, VFL is party to a pooling agreement with its parent, Assurance. In addition, the Company is party to the CNA Intercompany Expense Agreement whereby expenses incurred by CNA and each of its subsidiaries are allocated to the appropriate company. All acquisition and underwriting expenses allocated to the Company are further subject to the Intercompany Pooling Agreement, so that acquisition and underwriting expenses recognized by the Company approximates ten percent of the combined acquisition and underwriting expenses of the Company and Assurance. Expenses of VFL exclude $5.5, $4.1 and $3.8 million of general and administrative expenses incurred by VFL and allocated to CNA for the years ended December 31, 1995, 1994 and 1993, respectively, and $6.0 and $2.7 million for the unaudited six-month periods ended June 30, 1996 and 1995. VFL had a $4.9 million affiliated receivable included in other assets at December 31, 1995, a $50.4 million affiliated payable at December 31, 1994 and a $62.2 million (unaudited) affiliated payable at June 30, 1996 for net cash settlements related to pooling and general expense reimbursements to Casualty in the normal course of operations.

                       VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 10. LEGAL:

    VFL is party to litigation arising in the ordinary course of business. The outcome of this litigation will not, in the opinion of management, materially affect the results of operations or equity of VFL.

NOTE 11. BUSINESS SEGMENTS:

-------------------------------------------------------------------------------------------------------------------
                                                                                              Six Month Period
                                                    Year Ended December 31                     Ended June 30
                                         -------------------------------------------- -----------------------------
(In thousands of dollars)                     1995           1994           1993           1996           1995
-------------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)
Revenues
  Individual...........................    $    69,577    $    52,812    $    42,721   $     33,431   $    30,628
  Group................................        263,388        237,716        217,703        142,658       129,614
  Realized gains (losses)..............         13,783         (4,502)         3,773          3,745        12,568
                                            ----------     ----------      ---------     ----------     ---------
          Total........................    $   346,748     $  286,026    $   264,197   $    179,834   $   172,810
                                             =========      =========      =========      =========      ========
Income Before Income Tax
  Individual...........................    $    8,611     $     4,794    $     1,318  $       4,199   $     4,660
  Group................................         12,316         11,295          5,751          4,514         6,381
  Realized gains (losses)..............         13,783         (4,502)         3,773          3,745        12,568
                                            ----------      ---------     ----------     ----------    ----------
          Total........................   $     34,710    $    11,587   $     10,842  $      12,458  $     23,609
                                            ==========       ========      =========     ==========     =========
Net Income
  Individual...........................  $       5,597    $     3,119  $         885  $       2,742    $    3,030
  Group................................          7,954          7,289          3,770          2,916         4,122
  Realized gains (losses)..............          8,959         (2,926)         2,452          2,434         8,169
                                            ----------     ----------     ----------     ----------    ----------
          Total........................   $     22,510    $     7,482   $      7,107  $       8,092   $    15,321
                                             =========     ==========      =========     ==========     =========
Assets
  Individual...........................    $   307,582    $   307,884   $    272,948  $     313,218    $  310,840
  Group................................        317,238        244,952        202,944        374,577       291,432
                                            ----------     -----------   ------------    ----------     ---------
          Total........................    $   624,820      $ 552,836     $  475,892    $   687,795   $   602,272
                                            ==========     ===========   ============    ==========     =========

    Assets and investment income are allocated to business segments based on cash flows after attribution of separately identifiable assets. Income taxes have been allocated on the basis of taxable operating income of the respective segments.

     Group revenues include $187.0 million, $179.4 million and $165.9 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $52.2 million and $46.5 million for the unaudited six-month periods ended June 30, 1996 and 1995, respectively, under contracts covering U.S. government employees and their dependents.

ISSUED BY:

Valley Forge Life Insurance Company
CNA Plaza
Attn: Secretary 43S
Chicago, Illinois  60685


DISTRIBUTED BY:

CNA Investor Services, Inc.
CNA Plaza 34S
Chicago, Illinois  60685


SERVICE CENTER:

Financial Administration Services, Inc.
95 Bridge Street
Haddam, Connecticut  06438

                                   APPENDIX A

The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred, or applied to an Annuity Payment Option by the Market Value Adjustment Factor. The Market Value Adjustment factor is calculated as:

                             [(1+a)/(1+b)^(n/12)]-1



         where:

"a"      is the Credited Rate;

"b" is the Current Rate. Where the time remaining to the expiration of the Guarantee Period is not comparable to a Guarantee Period duration then offered by the Company, "b" is the rate found by linear interpolation between the rate for the Guarantee Periods having the duration closest to the time remaining or, if the time remaining is less than 1 year, "b" is the rate for a 1 year period; and

"n" is the number of complete months remaining before the expiration of the Guarantee Period for the Account from which the surrender, withdrawal, transfer, or application to an Annuity Payment Option is being made.

As an example of calculating "b" by linear interpolation, if the time remaining to the expiration of the Guarantee Period is 4.5 years, the interpolated Guaranteed Interest Rate is equal to the sum of one-fourth of the three-year Guaranteed Interest Rate and three-fourths of the five-year Guaranteed Interest Rate. If the three-year Guaranteed Interest Rate is 4.5% and the five-year Guaranteed Interest Rate is 5%, the interpolated Guaranteed Interest Rate equals 4.875% -- that is, 4.5% multiplied by 0.25 plus 5% multiplied by 0.75.

The following examples illustrate the effect of the Market Value Adjustment and surrender charge on a surrender of Interest Account Value (Example 1A), Index Account Value (Example 1B), and a Contract with both Account types (Example 1C) prior to the end of the applicable Guarantee Period in an interest rate environment in which rates are rising and falling, but are ultimately higher at the time of surrender; thus the Market Value Adjustment will operate to reduce
the amount paid upon surrender.                                         ------

EXAMPLE 1A:  Surrender of Interest Account Value 3 Years After Issue
----------
                          Interest Account Assumptions --
                          ----------------------------

                Guaranteed Interest Rate                   5.00%
                Guarantee Period                           7 years
                Net Single Premium Allocated               $10,000
                Applicable Surrender Charge
                   Percentage                              7%




|---------|------------|------------|--------------|------------------|---------------|------------|
|Contract |  Interest  |  Interest  |    Years     |   Current Rate   |  Market Value |  Surrender |
| Years   |   Account  |   Credit   | Remaining -  |   For Remaining  |   Adjustment  |   Charge   |
|         |    Value   | (Year-End) |  Guarantee   | Guarantee Period |     Factor    |            |
|         |            |            |    Period    |                  |               |            |
|---------|------------|------------|--------------|------------------|---------------|------------|
|   0     |  $ 10,000  |   $ 500    |      7       |       5.00%      |     0.00000   |    $ 700   |
|---------|------------|------------|--------------|------------------|---------------|------------|
|   1     |    10,500  |    525     |      6       |       4.50%      |     0.02905   |      700   |
|---------|------------|------------|--------------|------------------|---------------|------------|
|   2     |    11,025  |   551.25   |      5       |       5.00%      |     0.00000   |      700   |
|---------|------------|------------|--------------|------------------|---------------|------------|
|   3     |  11,576.25 |            |      4       |       6.00%      |    -0.03721   |      700   |
|---------|------------|------------|--------------|------------------|---------------|------------|


If the Owner surrenders the Interest Account Value three years after issue ($11,576.25), then the amount paid on surrender will equal

                 Interest            Market                 Surrender
                 Account     -       Value          -       Charge,
                 Value               Adjustment

or $11,576.25, minus $430.70, minus $700, or $10,445.55.

EXAMPLE 1B:  Surrender of Indexed Account Value 3 Years After Issue
----------
                          Indexed Account Assumptions --
                          ---------------------------

                Index Participation Rate                   70%
                Floor                                      0%
                Cap                                        12%
                Guarantee Period                           5 years
                Guaranteed Interest Rate for
                  5 Year Guaranteed Interest Account       4.75%
                Net Single Premium Allocated               $15,000
                Applicable Surrender Charge
                  Percentage                               7%

|--------|--------|--------|---------|-----------|---------|----------|----------|------------|----------|
|Contract| Indexed|  Year  |   Final |   Index   | Index   |Remaining |  Current |   Market   |Surrender |
|  Years | Account|  Start |  Average|  Increase |Increase |Guarantee | Rate for |    Value   | Charge   |
|        |  Value |  Index |   Index |    %age   | (Year-  | Period   | Remaining| Adjustment |          |
|        |        |        |         |   Factor  |  end)   |          | Guarantee|   Factor   |          |
|        |        |        |         |           |         |          |  Period  |            |          |
|--------|--------|--------|---------|-----------|---------|----------|----------|------------|----------|
|   0    |$ 15,000|   600  |    610  |   1.17%   | $ 175   |    5     |   4.75%  |   0.00000  | $1,050   |
|--------|--------|--------|---------|-----------|---------|----------|----------|------------|----------|
|   1    |  15,175|   600  |    780  |   12.00%  | 1,821   |    4     |   4.25%  |   0.01932  |  1,050   |
|--------|--------|--------|---------|-----------|---------|----------|----------|------------|----------|
|   2    |  16,996|   800  |    700  |   0.00%   |   0     |    3     |   4.75%  |   0.00000  |  1,050   |
|--------|--------|--------|---------|-----------|---------|----------|----------|------------|----------|
|   3    |  16,996|   700  |         |           |         |    2     |   5.50%  |  -0.01417  |  1,050   |
|--------|--------|--------|---------|-----------|---------|----------|----------|------------|----------|


If the Owner surrenders the Indexed Account Value three years after issue ($16,996), then the amount paid on surrender will equal

                 Indexed             Market                Surrender
                 Account     -       Value          -       Charge,
                 Value               Adjustment

or $16,996, minus $240.79, minus $1,050, or $15,705.21.

                 EXAMPLE 1C:      Surrender of Interest Account Value and
                 ----------       Indexed Account Value 3 Years After Issue

                          Interest Account Assumptions--
                          ----------------------------

                Guaranteed Interest Rate                   5.00%
                Guarantee Period                           7 years
                Net Single Premium Allocated               $10,000
                Applicable Surrender Charge
                   Percentage                              7%

                          Indexed Account Assumptions --
                          ---------------------------
                Index Participation Rate                   70%
                Floor                                      0%
                Cap                                        12%
                Guarantee Period                           5 years
                Guaranteed Interest Rate for
                  5 Year Guaranteed Interest Account       4.75%
                Net Single Premium Allocated               $15,000
                Applicable Surrender Charge
                  Percentage                               7%

Thus, the assumed Net Single Premium is $25,000. $10,000 has been allocated to an Interest Account, as described in Example 1A; and $15,000 has been allocated to an Indexed Account, as described in Example 1B. Based on these assumptions, values under the contract would be as follows:


|---------|-----------|----------|------------|------------|------------|------------|
|Contract | Interest  | Indexed  |  Account   |  Adjusted  |  Reference |  Adjusted  |
|  Year   |  Account  | Account  |   Value    |   Account  |    Value   |  Reference |
|         |   Value   |  Value   |            |    Value   |            |    Value   |
|---------|-----------|----------|------------|------------|------------|------------|
|   0     |  $10,000  | $15,000  |  $ 25,000  |  $ 25,000  | $22,500.00 | $22,500.00 |
|---------|-----------|----------|------------|------------|------------|------------|
|   1     |   10,500  |  15,175  |   25,675   |    25,980  |  23,046.14 |  23,319.96 |
|---------|-----------|----------|------------|------------|------------|------------|
|   2     |   11,025  |  16,996  |   28,021   |    28,021  |  23,607.15 |  23,607.15 |
|---------|-----------|----------|------------|------------|------------|------------|
|   3     | 11,576.25 |  16,996  |  28,572.25 |    27,901  |  24,169.35 |  23,601.34 |
|---------|-----------|----------|------------|------------|------------|------------|



If the Owner surrenders the Contract three years after issue, then the amount paid on surrender will equal the greater of (i) the Surrender Value (the sum of the Surrender Value of the Interest Account, and of the Indexed Account, or $26,150.76) or (ii) the Adjusted Reference Value ($23,601.34). Accordingly, the amount paid on surrender would equal the Surrender Value of $26,150.76.

                           APPENDIX B


THE EXAMPLES BELOW ARE INTENDED ONLY TO DEMONSTRATE THE CALCULATION OF THE AVERAGE INDEX INCREASE PERCENTAGE AND ARE NOT INTENDED TO REFLECT PAST PERFORMANCE OR PREDICT FUTURE PERFORMANCE OF THE INDEX. THE S&P 500 (R) WILL INCREASE AND DECREASE OVER TIME, AND DURING ANY GIVEN PERIOD OF TIME, MAY REMAIN RELATIVELY CONSTANT, OR MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS. THE AVERAGE INDEX INCREASE PERCENTAGE IS CALCULATED IN ACCORDANCE WITH THE TERMS OF THE CONTRACT, AND WILL NOT CORRESPOND DIRECTLY TO INCREASES (OR DECREASES) IN THE INDEX. THE AMOUNT OF AN AVERAGE INDEX INCREASE PERCENTAGE, IF ANY, FOR A CONTRACT YEAR WILL DEPEND IN PART ON THE TIMING, FREQUENCY, AND AMOUNT OF ANY INCREASES (OR DECREASES) IN THE INDEX DURING THAT CONTRACT YEAR, AND THE SELECTED AVERAGING PERIOD. DEPENDING ON HOW THE INDEX MOVES DURING A CONTRACT YEAR, A PARTICULAR SELECTED AVERAGING PERIOD MAY RESULT IN A HIGHER OR LOWER INDEX INCREASE THAN WOULD A DIFFERENT SELECTED AVERAGING PERIOD.

The following examples refer to the Hypothetical S&P 500 (R) Index Values displayed in the accompanying chart. The Average Index Increase Percentage for an Indexed Account on any Contract Anniversary within a Guaranteed Period equals:

                      (b) - (a)
                    ------------
                          (a)
where

(a)      is the value of the Index on the previous Contract Anniversary; and
(b) is the arithmetic average of the values of the Index on each day that the Exchange is open for business during the Averaging Period ending on the Contract Anniversary.

Example 1: Example 1 assumes that (i) the entire Net Single Premium has been allocated at the indicated time to an Indexed Account with the indicated Index Participation Rate, Cap and Averaging Period. The Floor is assumed to be 0, and the Guaranteed Period is assumed to be 7 years. Actual Index Participation Rates, Caps, Floors and Averaging Periods currently available under the Contract may be different.

Time Period (from Chart 1)                            Period A1         Period A2        Period A3        Period A4
Participation Rate                                   75%     95%       75%     95%      75%      95%      75%    95%
Cap                                                  12%     none      12%    none      12%     none      12%    none
Averaging Period in days                              90     365       90      365      90       365      90     365
Hypothetical S&P 500(R)Index Value at allocation    680.00  680.00   680.00  680.00   680.00   680.00   680.00  680.00
Hypothetical S&P 500(R)Index Value 12 months later  680.00  680.00   680.00  680.00   680.00   680.00   680.00  680.00
Arithmetic Average ((b) in above formula)           705.00  705.00   713.33  697.08   725.00   764.58   746.67  709.17
Average Index Increase Percentage                   3.68%   3.68%     4.90%   2.51%    6.62%   12.44%    9.80%  4.29%
Index Increase                                      2.76%   3.49%     3.68%   2.39%    4.96%   11.82%    7.35%  4.08%

The Registration Statement contains a graph which is intended to illustrate the hypothetiacal value of the S & P 500 Index of common stocks during four separate twelve month periods. The values used in the graph are depicted in tabular format below:


  Graph 1            Graph 2            Graph 3              Graph 4              0       680
                                                                                          730
month     S&P     month        S&P    month        S&P       month       S&P      2       680
  0       680      12          680     24          680        36         680              730
  1       730      13          650     25          725        37         705      4       680
  2       680      14          655     26          760        38         660              730
  3       730      15          680     27          730        39         720      6       680
  4       680      16          730     28          790        40         705              730
  5       730      17          705     29          825        41         730      8       680
  6       680      18          710     30          805        42         680              730
  7       730      19          690     31          820        43         655     10       680
  8       680      20          700     32          830        44         705              730
  9       730      21          730     33          750        45         740     12       680
  10      680      22          715     34          725        46         770              650
  11      730      23          720     35          735        47         760      2       655
  12      680      24          680     36          680        48         680              680
                                                                                  4       730
  90 day avg          90 day avg          90 day avg              90 day avg              705
     705                713.33              725.00                  746.67        6       710
                                                                                          690
 365 day avg          365 day avg         365 day avg             365 day avg     8       700
     705                697.08              764.58                  709.17                730
                                                                                 10       715
                                                                                          720
                                                                                 12       680
                                                                                          725
                                                                                  2       760
                                                                                          730
                                                                                  4       790
                                                                                          825
                                                                                  6       805
                                                                                          820
                                                                                  8       830
                                                                                          750
                                                                                 10       725
                                                                                          735
                                                                                 12       680
                                                                                          705
                                                                                  2       660
                                                                                          720
                                                                                  4       705
                                                                                          730
                                                                                  6       680
                                                                                          655
                                                                                  8       705
                                                                                          740
                                                                                 10       770
                                                                                          760
                                                                                 12       680
                                                                                 48       500

THAT PORTION OF REFERENCE VALUE BASED ON INDEX ACCOUNT VALUES IS SUBJECT TO AN INDEX RIDER CHARGE, AND CONTRACT VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, SURRENDER CHARGES, AND PREMIUM TAX CHARGES. SEE "DESCRIPTION OF THE CONTRACT" AND "CONTRACT CHARGES AND FEES" IN THE PROSPECTUS.

Example 2: Example 2 assumes that (i) the entire Net Single Premium has been allocated at the indicated time to an Indexed Account with the indicated Index Participation Rate, Cap, and Averaging Period. The Floor is assumed to be 0, and the Guaranteed Period is assumed to be 7 years. Actual Index Participation Rates, Caps, Floors and Averaging Periods currently available under the Contract may be different.

     Participation Rate                                      75%       95%
     Cap                                                     12%       none
     Averaging Period in days                                90        365
     Hypothetical S&P 500(R)Index Value at allocation        680.00    680.00
     Hypothetical S&P 500(R)Index Value 12 months later      691.80    691.80
     Arithmetic Average ((b) in above formula)               661.76    668.91
     Average Index Increase Percentage                       -2.68%    -1.63%
     Index Increase                                          0.00%     0.00%

The Registration Statement contains a graph which is intended to illustrate the hypothetiacal value of the S & P 500 Index of common stocks during a twelve month period. The values used in the graph are depicted in tabular format below:

                       example 2
                       month    S&P
                       0     680.00
                       1     675.48
                       2     689.28
                       3     682.56
                       4     668.88
                       5     691.44
                       6     671.52
                       7     642.36
                       8     650.04
                       9     660.12
                       10    644.04
                       11    665.28
                       12    691.80


THAT PORTION OF REFERENCE VALUE BASED ON INDEX ACCOUNT VALUES IS SUBJECT TO AN INDEX RIDER CHARGE, AND CONTRACT VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, SURRENDER CHARGES, AND PREMIUM TAX CHARGES. SEE "DESCRIPTION OF THE CONTRACT" AND "CONTRACT CHARGES AND FEES" IN THE PROSPECTUS.

Example 3: Example 3 assumes that (i) the entire Net Single Premium has been allocated at the indicated time to an Indexed Account with the indicated Index Participation Rate, Cap, and Averaging Period. The Floor is assumed to be 0, and the Guaranteed Period is assumed to be 7 years. Actual Index Participation Rates, Caps, Floors and Averaging Periods currently available under the Contract may be different.

  Participation Rate                                      75%        95%
  Cap                                                     12%        none
  Averaging Period in days                                90         365
  Hypothetical S&P 500(R)Index Value at allocation        680.00     680.00
  Hypothetical S&P 500(R)Index Value 12 months later      798.00     798.00
  Arithmetic Average ((b) in above formula)               781.67     717.75
  Average Index Increase Percentage                       14.95%     5.55%
  Index Increase                                          11.21%     5.27%

The Registration Statement contains a graph which is intended to illustrate the hypothetiacal value of the S & P 500 Index of common stocks during a twelve month period. The values used in the graph are depicted in tabular format below:

                  example 3
          Month              S&P

            0              680.00
            1              683.00
            2              690.00
            3              683.00
            4              687.00
            5              699.00
            6              682.00
            7              693.00
            8              725.00
            9              772.00
            10             785.00
            11             775.00
            12             798.00


THAT PORTION OF REFERENCE VALUE BASED ON INDEX ACCOUNT VALUES IS SUBJECT TO AN INDEX RIDER CHARGE, AND CONTRACT VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, SURRENDER CHARGES, AND PREMIUM TAX CHARGES. SEE "DESCRIPTION OF THE CONTRACT" AND "CONTRACT CHARGES AND FEES" IN THE PROSPECTUS.

                                    PART II




                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Securities and Exchange Commission Registration Fees             $  20,000
  Printing and engraving                                           $  50,000
  Accounting fees and expenses                                     $  15,000
  Legal fees and expenses                                          $  75,000
  Miscellaneous                                                    $  10,000
                                                                   ---------
          Total Expenses                                           $ 170,000


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant has no officers, directors or employees. The registrant does not indemnify its officers, directors of employees. CNA-Financial Corporation ("CNAFC"), parent of the registrant, indemnifies the registrant's officers, directors and employees in their capacity as such. Most of the registrant's officers, directors and employees are also officers, directors and/or employees of CNAFC.

         CNAFC indemnifies any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of CNAFC) by reason of the fact that he is or was a director, officer, employee or agent of CNAFC, or was serving at the request of CNAFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CNAFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         CNAFC indemnifies any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of CNAFC to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of CNAFC, or was serving at the request of CNAFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CNAFC. No indemnification is made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to CNAFC unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         To the extent that any person referred to above is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, CNAFC will indemnify such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. CNAFC may advance to such a person, expenses incurred in defending a civil or criminal action, suit or proceeding as authorized by CNAFC's board of directors upon receipt of an undertaking by (or on behalf of) such person to repay the amount advanced unless it is ultimately determined that he is entitled to be indemnified.

         Indemnification and advancement of expenses described above (unless pursuant to a court order) is only made as authorized in the specific case upon a determination that such indemnification or advancement of expenses is proper in the circumstances because he has met the applicable standard of conduct. Such determination must be made by a majority vote of a quorum of CNAFC's board of directors who are not parties to the action, suit or proceeding or by independent legal counsel in a written opinion or by CNAFC's stockholders.

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.

ITEM 16.  EXHIBITS

                 1. Form of Underwriting Agreement between Valley Forge Life Insurance Company (the "Company") and CNA Investor Services, Inc. *
                 3(i). Articles of Incorporation of Valley Forge Life Insurance Company.**
                  (ii).   By-Laws of Valley Forge Life Insurance Company.**
                 4.       (a)     Form of Single Premium Deferred Modified
                                  Guaranteed Annuity Certificate.***
                          (b)     Form of Index Rider.***
                          (c)     Form of Qualified Plan Rider.***
                          (d)     Form of Individual Retirement Annuity
                                  Rider.***

                          (e)     Form of Nursing Home Confinement/Terminal
                                  Medical Condition Rider.***
                          (f)     Form of Group Contract
                          (g)     Form of Individual Certificate
                 5.       Opinion regarding legality.
                 10.      Policy Application****
                 23.      (a)     Consent of Sutherland, Asbill & Brennan LLP.
                          (b)     Consent of Deloitte & Touche LLP.
                 27.      Financial Data Schedule.

*       Incorporated herein by reference to exhibit number 3 to the Form N-4EL/A
        Registration   Statement   filed  with  the   Securities and Exchange
        Commission on August 30, 1996 (File 333-1087).

**      Incorporated  herein by reference to exhibit number 6 to the Form N-4EL
        Registration   Statement   filed  with  the   Securities  and  Exchange
        Commission on February 20, 1996 (File 333-1087).

***     Incorporated herein by reference to exhibit number 4 to the Form S-1
        Registration   Statement   filed  with  the   Securities and Exchange
        Commission on March 29, 1996 (File 333-2093).

****    Incorporated herein by reference to exhibit number 10 to the Form S-1
        Registration   Statement   filed  with  the   Securities and Exchange
        Commission on March 29, 1996 (File 333-2093).

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 29th day of March, 1996.


                                        VALLEY FORGE LIFE INSURANCE COMPANY
                                        (Registrant)


Attest: S/ MARY A. RIBIKAWSKIS          By:  /S/  PETER E. JOKIEL
        ----------------------             -----------------------------
         Mary A. Ribikawskis                    Peter E. Jokiel
         Assistant Secretay                     Senior Vice President,
                                                Chief Financial Officer, and
                                                Director


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                        Title                                Date
_____________________________    _________________________________   _________________

S/DENNIS H. CHOOKAZIAN
_____________________________    Chairman of the Board,               October 17, 1996
Dennis H. Chookaszian            Chief Executive Officer, Director

S/PHILIP L. ENGEL
_____________________________    President, Director                  October 17, 1996
Philip L. Engel

S/WILLIAM J. ADAMSON JR.
_____________________________    Senior Vice President                October 17, 1996
William J. Adamson Jr.

S/JAMES P. FLOOD
_____________________________    Senior Vice President                October 17, 1996
James P. Flood

S/MICHAEL C. GARNER
_____________________________    Senior Vice President                October 17, 1996
Michael C. Garner

S/BERNARD L. HENGESBAUGH
_____________________________    Senior Vice President                October 17, 1996
Bernard L. Hengesbaugh

S/PETER E. JOKIEL
_____________________________    Senior Vice President,
Peter E. Jokiel                  Chief Financial Officer, Director    October 17, 1996

S/JACK KETTLER
_____________________________    Senior Vice President                October 17, 1996
Jack Kettler

                              SIGNATURES CONTINUED


S/DONALD M. LOWRY
_____________________________    Senior Vice President,               October 17, 1996
Donald M. Lowry                  General Counsel & Secretary


                                 Director
S/CAROLYN L. MURPHY
_____________________________    Senior Vice President                October 17, 1996
Carolyn L. Murphy

S/WILLIAM H. SHARKEY, JR.
_____________________________    Senior Vice President,               October 17, 1996
William H. Sharkey, Jr.          Director

S/WAYNE R. SMITH, III
_____________________________    Senior Vice President                October 17, 1996
Wayne R. Smith, III

S/ADRIAN M. TOCKLIN
_____________________________    Senior Vice President                October 17, 1996
Adrian M. Tocklin

S/JAE L. WITTLICH
_____________________________    Senior Vice President                October 17, 1996
Jae L. Wittlich

S/DAVID W. WROE
_____________________________    Senior Vice President                October 17, 1996
David W. Wroe
